Exhibit 2.1

AGREEMENT AND PLAN OF MERGER by and among FIRST MIDWEST BANCORP, INC., STANDARD BANCSHARES, INC. and BENJAMIN ACQUISITION CORPORATION Dated as of June 28, 2016

Article 1

Definitions; Interpretation

1.1	Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2

1.2	Additional Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10
1.3	Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	12

	Article 2

	The Merger

2.1	The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	14
2.2	Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	14
2.3	Effects of the Merger; Liabilities of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . .	15
2.4	Name of Surviving Corporation; Directors and Officers. . . . . . . . . . . . . . . . . . . . . . .	15
2.5	Articles of Incorporation and By-Laws of the Surviving Corporation. . . . . . . . . . . . .	15
2.6	The Subsequent Mergers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	15

	Article 3

	Effect on Stock

3.1	Effect on Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	16
3.2	Company Stock Options; Company Phantom Stock; Company Stock Settled Rights	16
3.3	Exchange Agent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	18
3.4	Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	20
3.5	Lost, Stolen or Destroyed Certificates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	21
3.6	Anti-Dilution Adjustments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	21
3.7	Dissenters’ Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	21
3.8	Tangible Common Equity Calculation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	21

	Article 4

	Conduct of Business Pending the Merger

4.1	Forbearances of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	22
4.2	Forbearances of Parent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	27

	Article 5

	Representations and Warranties

5.1	Disclosure Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	28
5.2	Representations and Warranties of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . .	28
5.3	Representations and Warranties of Parent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	50

	Article 6
	Covenants

6.1	Commercially Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	57
6.2	Stockholder Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	58

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6.3	Regulatory Applications; Third-Party Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	60
6.4	Exchange Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	61
6.5	SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	61
6.6	Press Releases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	62
6.7	Acquisition Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	62
6.8	Takeover Laws and Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	63
6.9	Access; Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	63
6.10	Supplemental Indentures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	64
6.11	Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	64
6.12	Benefits Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	65
6.13	Conversion, Data Processing and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .	68
6.14	Title Surveys . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	69
6.15	Environmental Assessments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	70
6.16	Stockholder Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	72
6.17	Investment Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	72
6.18	Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	73
6.19	Restructuring Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	73

	Article 7

	Conditions to the Merger

7.1	Conditions to Each Party’s Obligation to Effect the Merger . . . . . . . . . . . . . . . . . . . .	73
7.2	Conditions to the Obligation of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	74
7.3	Conditions to the Obligation of Parent and Merger Sub . . . . . . . . . . . . . . . . . . . . . . .	75

	Article 8

	Termination

8.1	Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	77
8.2	Effect of Termination and Abandonment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	78
8.3	Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	78

	Article 9

	Miscellaneous

9.1	Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	80
9.2	Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	80
9.3	Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	80
9.4	Waiver; Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	81
9.5	Alternative Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	82
9.6	Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	82
9.7	Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	82
9.8	Entire Understanding; No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . .	83
9.9	Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	83

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9.10	Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	83
9.11	Subsidiary and Affiliate Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	83
9.12	Other Remedies; Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	84
9.13	Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	84

Annex 1	Form of Parent Merger Agreement
Annex 2	Form of Bank Merger Agreement

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AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2016 (this “Agreement”), by and among First Midwest Bancorp, Inc., a Delaware corporation (“Parent”), Standard Bancshares, Inc., an Illinois corporation (the “Company”), and Benjamin Acquisition Corporation, an Illinois corporation (“Merger Sub”).
Recitals
A.    The Proposed Transaction. Upon the terms and conditions of this Agreement, the parties intend to effect a strategic business combination pursuant to which Merger Sub, a newly formed, direct, wholly owned Subsidiary of Parent, will merge with and into the Company (the “Merger”). The Company will be the surviving corporation in the Merger (the “Surviving Corporation”). It is the intention of Parent that, (a) immediately following the Merger, the Company will merge with and into Parent, with Parent being the surviving corporation (the “Parent Merger”) and (b) immediately following the Parent Merger or at such later time as Parent may determine, Standard Bank and Trust Company, an Illinois state chartered bank and wholly owned Subsidiary of the Company (“Company Bank Sub”), will merge with and into First Midwest Bank, an Illinois state chartered bank and a wholly owned Subsidiary of Parent (“Parent Bank Sub”), with Parent Bank Sub being the surviving bank (the “Bank Merger”). The Parent Merger and the Bank Merger sometimes are collectively referred to herein as the “Subsequent Mergers”.
B.    Board Determinations. The respective boards of directors of the Company and Parent have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders, and, therefore, have approved this Agreement, the Merger and the other transactions contemplated hereby.
C.    Intended Tax Treatment. The parties intend the Merger and the Parent Merger to be treated for federal income tax purposes as a single integrated transaction that will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”) (the “Intended Tax Treatment”). The parties intend that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
D.    Common Voting Agreements. As an inducement to and condition of Parent’s willingness to enter into this Agreement, certain Previously Disclosed directors, officers and shareholders of the Company are concurrently entering into voting agreements, the form of which has been Previously Disclosed (the “Common Voting Agreements”), pursuant to which, among other things, such persons agree to vote all of their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby.
E.    Non-Competition Agreements. As an inducement to and condition of Parent’s willingness to enter into this Agreement, certain Previously Disclosed directors, officers and shareholders of the Company are concurrently entering into confidentiality, non-solicitation and non-competition agreements, the form of which has been Previously Disclosed (the “Non-Competition Agreements”), pursuant to which, among other things, such persons are prohibited from competing with the business conducted by Parent and its Subsidiaries.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Company, Parent and Merger Sub agree as follows:
ARTICLE 1
Definitions; Interpretation
1.1Definitions. This Agreement uses the following definitions:
“Acquisition Proposal” means (1) a tender or exchange offer to acquire more than twenty-five percent (25%) of the voting power in the Company or any of its Significant Subsidiaries, (2) a proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or (3) any other proposal or offer to acquire in any manner more than twenty-five percent (25%) of the voting power in, or more than twenty-five percent (25%) of the business, assets or deposits of, the Company or any of its Significant Subsidiaries determined on a consolidated basis, other than the transactions contemplated hereby.
“Acquisition Transaction” means, with respect to a person, (1) a merger, consolidation or other business combination transaction involving that person or any of its Subsidiaries (other than mergers, consolidations or other business combination transactions involving solely that person and/or one or more of its wholly owned Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement), (2) a purchase, lease or other acquisition of more than twenty-five percent (25%) of the business, assets or deposits of that person or any of its Subsidiaries determined on a consolidated basis or (3) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing more than twenty-five percent (25%) of the voting power of that person or any of its Subsidiaries or more than twenty-five percent (25%) of the outstanding securities of any class or series of any securities of that person or any of its Subsidiaries, in each case as determined on a consolidated basis.
“Affiliate” means, with respect to a person, those other persons that, directly or indirectly, control, are controlled by or are under common control with such person. For the purposes of the definition of Affiliate, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (1) ownership, control or power to vote twenty-five percent (25%) or more of the outstanding shares of any class of voting securities of such person; (2) control, in any manner, over the election of a majority of the directors, trustees, general partners or managing members (or individuals exercising similar functions) of such person; or (3) the ability to exercise a controlling influence over the management or policies of such person. Notwithstanding the foregoing, no person that is entering into a Common Voting Agreement shall be deemed to be an Affiliate of the Company or any its Subsidiaries.
“Bank Merger Act” means the Bank Merger Act of 1960.

“Benefit Arrangement” means, with respect to the Company or Parent, each of the following under which any of its current or former employees or directors has any present or future right to benefits or compensation and (1) that is sponsored or maintained by it or its Subsidiaries, or (2) under which it or its Subsidiaries has or could reasonably expect to have any liability or obligation: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each stock purchase, stock option, restricted stock, performance share, stock appreciation right, equity, severance, retirement, employment, consulting, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, paid time off benefits and other employee compensation or benefit plan, agreement, program, policy or other arrangement, other than, in each case, for the payment of wages or base compensation in the ordinary course of business or that is maintained, administered or mandated by a Governmental Authority.
“BHC Act” means the Bank Holding Company Act of 1956.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
“Company Board” means the board of directors of the Company.
“Company Common Stock” means the Company Voting Common Stock and the Company Non-Voting Common Stock.
“Company ERISA Affiliate” means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Company or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.
“Company Non-Voting Common Stock” means the non-voting common stock, par value $0.01 per share, of the Company.
“Company Phantom Stock Plan” means the Company Phantom Stock and Stock Appreciation Rights Plan.
“Company Shareholders Agreement” means the Shareholders Agreement, dated as of February 22, 2013, among the Company, the Company Bank Sub and certain other shareholders of the Company.
“Company Stock” means, collectively, the Company Common Stock, the Company Non-Voting Common Stock and the Company Preferred Stock.
“Company Stock Settled Rights” means the stock settled rights issued by the Company to certain of its shareholders pursuant to the Stock Settled Rights Agreement.
“Company Voting Common Stock” means the voting common stock, par value $0.01 per share, of the Company.
“Confidentiality Agreement” means the mutual confidentiality agreement between Parent and the Company, dated January 18, 2016.

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.
“Contract” means, with respect to any person, any agreement, contract, indenture, undertaking, debt instrument, lease, understanding, arrangement or commitment (other than a Benefit Arrangement) to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their assets or properties may be subject, whether or not in writing, and whether express or implied.
“Conversion” means the conversion of the processing, reporting, payment and other operating systems from those of Company Bank Sub to those of Parent Bank Sub.
“Dissenting Common Shares” means shares of Company Common Stock that are held or beneficially owned by a person who has properly exercised and perfected appraisal, dissenters or similar rights under Sections 11.65 and 11.70 of the IBCA.
“Environmental Laws” means all applicable Laws, regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials, protection of the environment or protection of human health and safety (regarding Hazardous Materials).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Common Shares” means shares of Company Common Stock beneficially owned by Parent (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company’s treasury.
“Fully Diluted Number” means the sum of (1) the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time (for the avoidance of doubt including Dissenting Common Shares but excluding Excluded Common Shares), (2) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all Company Stock Options outstanding immediately prior to the Effective Time, and (3) the aggregate number of shares of Company Common Stock issuable assuming that the Company Stock Settled Rights were satisfied in Company Common Stock in accordance with the economic terms set forth in Section 3.2(c) hereof.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“Hazardous Materials” means any hazardous or toxic substances, materials, wastes, pollutants, contaminants or harmful substances, including petroleum compounds, asbestos, mold and lead, regulated under or which may give rise to liability under any Environmental Law.
“IBCA” means the Business Corporation Act of the State of Illinois.
“Independent Committee” means an independent committee of the Company Board satisfying the requirements thereof in the Stock Settled Rights Agreement.
“Intellectual Property” means all (1) trademarks, service marks, brand names, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (2) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (3) Trade Secrets; (4) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (5) all other intellectual property or proprietary rights.
“Investment Agreements” means the investment agreements entered into by the Company on November 5, 2012 with each of individuals listed in Section 1.1(a) of the Company’s Disclosure Schedule.
“IRS” means the Internal Revenue Service.
“IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.
“Knowledge” means, with respect to: (1) the Company, (A) those facts, events, circumstances and other matters actually known to the Chief Executive Officer, the Chief Financial Officer or the General Counsel or any other senior executive officer of the Company or Company Bank Sub with a title of at least executive vice president; and (B) those facts, events, circumstances and other matters that the Chief Executive Officer, the Chief Financial Officer or the General Counsel or any other senior executive officer of the Company or Company Bank Sub with a title of at least executive vice president could reasonably be expected to know or be aware of given each such individual’s position and responsibilities at the Company and the Company Bank Sub after making reasonable inquiry, and (2) Parent, (A) those facts, events, circumstances and other matters actually known to the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent; and (B) those facts, events, circumstances and other matters that the Chief Executive Officer, the Chief Financial Officer or the General Counsel of Parent could reasonably be expected to know or be aware of given each such individual’s position and responsibilities at Parent and Parent Bank Sub after making reasonable inquiry.
“Law” means any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, interpretation, order, judgment, injunction, directive, policy, guidance, ruling, approval, permit, requirement or rule of law (including common law) enacted, issued, promulgated, enforced or entered by any Governmental Authority, as well as any common law.
“Lease” means any lease, sublease, license, concession or other Contract pursuant to which the Company or any Subsidiary thereof holds any Leased Real Property.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Subsidiary thereof.
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, encumbrance, option, right to acquire or adverse interest (other than any nonexclusive licenses granted in the ordinary course of business consistent with past practice).
“Material Adverse Effect” means, with respect to the Company or Parent, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (1) is or is reasonably likely to be material and adverse to the capital, condition (financial or otherwise), results of operations or business of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B) or (C), only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (B) changes in GAAP or regulatory accounting requirements applicable to banking services organizations generally, (C) changes in prevailing interest rates or other general economic conditions generally affecting banking organizations operating in the United States or any state therein, (D) any failure to meet internally prepared forecasts or projections or, with respect to Parent only, externally prepared forecasts or projections, but the effects of the underlying causes of any such failure to meet forecasts or projections shall not be so excluded, (E) actions or omissions of a party to this Agreement that are expressly required by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, (F) the public disclosure of this Agreement or the transactions contemplated hereby or (G) with respect to the Company, the identity of, or any facts or circumstances relating to Parent or its Affiliates; or (2) would materially impair the ability of the party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
“Merger Sub Stock” means the common stock, par value $1.00 per share, of Merger Sub.
“Minimum Tangible Common Equity” means $251,000,000.
“Mortgage Loans” means Loans secured by real property or interests in real property that are or were owned, originated (or in the process of origination), made, entered into, serviced or subserviced by the Company or its Subsidiaries.
“NASDAQ” means The NASDAQ Stock Market.
“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including the property, assets and rights that comprise OREO, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Subsidiary thereof.
“Parent Common Stock” means the common stock, par value $.01 per share, of Parent.
“Parent ERISA Affiliate” means each corporation or other person or entity engaged in a trade or business that is treated as a single employer with the Parent or its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code.
“Parent Performance Share Awards” means all outstanding performance share awards in respect of shares of Parent Common Stock.
“Parent Preferred Stock” means the preferred stock, without par value, of Parent.
“Parent Restricted Stock Awards” means all outstanding awards of restricted Parent Common Stock.
“Parent Restricted Stock Unit Awards” means all outstanding restricted stock unit awards in respect of shares of Parent Common Stock.
“Parent Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.
“Parent Stock Options” means all outstanding and unexercised employee and director options to purchase Parent Common Stock.
“Parent Stock Plans” means the Parent Omnibus Stock and Incentive Plan, as amended, and the Parent Amended and Restated Non-Employee Directors Stock Plan, as amended.

“Permitted Liens” shall mean: (1) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date, or which are being contested in good faith; (2) mechanics liens and similar Liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business consistent with past practice for amounts which are not delinquent and which would not, individually or in the aggregate, have a material effect on the business or which are being contested by appropriate proceedings and which do not result from the violation or breach of, or default under, any applicable Law or Contract; (3) zoning, building codes and other land use Laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business thereon or any violation of which would not have a material and adverse effect on the value of the properties or assets subject thereto or otherwise materially impair current business operations at such Real Property; and (4) easements, covenants, conditions and restrictions of record and other similar matters of record affecting title to such Real Property which do not materially impair the value or use or occupancy of such Real Property or otherwise materially impair the operation of the current business conducted thereon.
“Previously Disclosed” means information set forth, disclosed or made available by a party in the applicable paragraph of its Disclosure Schedule and, with respect to Parent, information disclosed in the Parent SEC Filings (disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosure of risks set forth in any “forward-looking statements” disclaimer).
“Principal Shareholder” means any of Lawrence P. Kelley, John D. Gallagher, Timothy J. Gallagher, The Gallagher Standard Bancshares Trust, The Gallagher Family Standard Bancshares Trust, Gallagher GS Trust, Trident SBI Holdings, LLC or Pantheon Standard, L.P.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of February 22, 2013, by and among the Company and certain shareholders thereof.
“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal, accounting or financial advisors or any representatives of such legal or financial advisors.
“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, warrants, puts, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of, such first person.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Significant Subsidiary” and “Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.
“Stock Settled Rights Agreement” means the Stock Settled Rights Agreement, entered into by the Company on February 22, 2013 for the benefit of the holders of the Company Stock Settled Rights, as amended on June 28, 2016.
“Superior Proposal” means a bona fide written Acquisition Proposal received other than in connection with a breach of Section 6.7, which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the transactions contemplated hereby (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%) or more”.
“Tangible Common Equity” means the Company’s consolidated total tangible common shareholders’ equity (for the avoidance of doubt disregarding any intangible assets or preferred shareholders’ equity) calculated in accordance with GAAP on a basis consistent with the Company Financial Statements and calculated as if it were the end of an interim accounting period; provided, however, that (1) for purposes of calculating Tangible Common Equity, any unpaid amount required to be accrued or paid hereunder and any unpaid Transaction Expense shall be considered a liability of the Company irrespective of whether such amount or such Transaction Expense is required under GAAP to be accrued or recorded as a liability of the Company and the after-tax impact of any such amounts shall reduce Tangible Common Equity for purposes of this Agreement; and (2) the calculation of Tangible Common Equity for purposes of this Agreement shall disregard and not include (A) gains on sales of securities after March 31, 2016, (B) any change since April 30, 2016 in the amount reported in, or required to be reported in, accumulated other comprehensive income in the Company Financial Statements in accordance with GAAP, (C) actual or accrued Transaction Expenses up to a total of $10,000,000, (D) the amount of any Real Property Adjustment Amount, (E) all severance payments made or required to be made pursuant to Previously Disclosed employment or other agreements, (F) any expenses, liabilities or similar accounting charges related to the exercise, retirement, redemption or termination of the Company Stock Options, Company Stock Settled Rights and Company Phantom Stock as contemplated in this Agreement, (G) all change-in-control payments or other amounts or benefits payable to directors, officers or other employees of the Company or any of its Subsidiaries or to any other person as a result of the consummation of the Merger or the Bank Merger (other than the amount of any Previously Disclosed stay bonus payment for key employees of the Company and its Subsidiaries) and (H) all payments made or required to be made in connection with the termination of any Contract by or at the request of Parent or any of its Subsidiaries.
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges, together with any interest and any penalties or fines imposed by any taxing authority.
“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.
“Trade Secrets” means confidential information, trade secrets and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.
“Transaction Expense” means any cost, fee or expense paid or incurred at any time either directly or indirectly by the Company or any of its Subsidiaries (or by their shareholders or other holders of equity interests, directors, officers, employees or agents, to the extent such expenses are payable by the Company or any of its Subsidiaries) in connection with, relating to, arising out of or resulting from this Agreement, the Merger, the Bank Merger or any other transaction contemplated by this Agreement or the negotiation, preparation or consummation thereof, including (1) the costs, fees and expenses of attorneys, agents, investment bankers, financial advisors (including Company FA), accountants, consultants and other advisors, (2) the aggregate amount of all Previously Disclosed stay bonus payments for key employees of the Company and its Subsidiaries and (3) any other cost, fee, amount or expense identified or otherwise described as a Transaction Expense herein.
1.2Additional Definitions. Each of the following terms has the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
“280G Approval”	Section 6.12(c)
“280G Shareholder Vote”	Section 6.12(c)
“Agreement”	Preamble

Term	Section
“Articles of Merger”	Section 2.2
“Bank Merger”	Recitals
“Bank Merger Surviving Bank”	Section 2.6
“Burdensome Condition”	Section 6.3(c)(2)
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Closing Tangible Common Equity”	Section 3.8(b)
“Code”	Recitals
“Common Voting Agreements”	Recitals
“Company”	Preamble
“Company 401(k) Plan”	Section 6.12(a)(1)
“Company Articles”	Section 2.5
“Company Bank Sub”	Recitals
“Company FA”	Section 5.2(i)
“Company Financial Statements”	Section 5.2(j)(1)
“Company Meeting”	Section 6.2
“Company Phantom Stock”	Section 3.2(b)(1)
“Company Preferred Stock”	Section 5.2(b)(1)
“Company Shareholder Matters”	Section 5.2(e)
“Company Stock Option”	Section 5.2(t)(2)
“Company Stock Plans”	Section 5.2(t)(2)
“Conversion Project Manager”	Section 6.13
“Current Premium”	Section 6.11(c)
“Covered Employees”	Section 6.12(e)
“DCP”	Section 6.12(b)
“Disclosure Schedule”	Section 5.1
“Effective Time”	Section 2.2
“Environmental Consultant”	Section 6.15(a)
“Estimated Closing Balance Sheet”	Section 3.8(a)
“Exchange Agent”	Section 3.3(a)
“Fee”	Section 8.3(a)
“Fee Termination Date”	Section 8.3(b)
“Fee Triggering Event”	Section 8.3(a)
“Final Closing Balance Sheet”	Section 3.8(b)
“Indemnified Party”	Section 6.11(a)
“Independent Arbitrator”	Section 3.8(c)
“Intended Tax Treatment”	Recitals
“Interest Rate Instruments”	Section 5.2(aa)
“Joint Proxy Statement”	Section 6.5(a)
“Loans”	Section 5.2(z)
“Material Contracts”	Section 5.2(v)(1)
“Merger”	Recitals
“Merger Consideration Value Per Share”	Section 3.2(a)(1)
“Merger Sub”	Preamble
“New Certificates”	Section 3.3(a)

Term	Section
“Non-Competition Agreements”	Recitals
“Old Certificates”	Section 3.3(a)
“OREO”	Section 6.14(a)
“Outside Date”	Section 8.1(e)
“Parent”	Preamble
“Parent 401(k) Plan”	Section 6.12(a)(3)
“Parent Arrangements”	Section 5.2(t)(8)
“Parent Bank Sub”	Recitals
“Parent Common Stock Issuance”	Section 5.3(e)
“Parent Meeting”	Section 6.2(c)
“Parent Merger”	Recitals
“Parent Merger Surviving Company”	Section 2.6
“Parent SEC Filings”	Section 5.3(i)(1)
“Pension Plan”	Section 5.2(t)(3)
“Per Common Share Consideration”	Section 3.1(a)(1)
“Phase I”	Section 6.15(a)
“Phase II”	Section 6.15(b)
“Real Property”	Section 5.2(u)(2)
“Real Property Adjustment Amount”	Section 6.15(d)
“Registration Statement”	Section 6.5(a)
“Remediation Estimate”	Section 6.15(c)
“Required Third-Party Consents”	Section 5.2(f)
“Requisite Regulatory Approvals”	Section 6.3(a)
“Scheduled Intellectual Property”	Section 5.2(p)
“SSR Redemption Price”	Section 3.2(c)(1)
“Subsequent Mergers”	Recitals
“Supplemental Disclosure Schedule”	Section 6.1(c)
“Survey”	Section 6.14(a)
“Surviving Corporation”	Recitals
“Takeover Laws”	Section 5.2(h)
“Title Commitment”	Section 6.14(a)
“Title Company”	Section 6.14(a)
“Title Defect Amount”	Section 6.14(c)
“Title Defect Conditions”	Section 6.14(c)
“Title Notice”	Section 6.14(b)
“Title Review Period”	Section 6.14(b)
“Trust or Agency Accounts”	Section 5.2(y)(1)
“Trust or Agency Agreements”	Section 5.2(y)(1)
“Trust or Agency Records”	Section 5.2(y)(6)
1.3Interpretation.
(a)In this Agreement, except as context may otherwise require, references:
(1)to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement and all capitalized terms used in the Annexes and Schedules to this Agreement, unless otherwise provided therein, shall have the meanings given to such terms in this Agreement;
(2)to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;
(3)to the “transactions contemplated hereby” includes the transactions provided for in this Agreement, and the Common Voting Agreements and the Non‑Competition Agreements, including the Merger and the Subsequent Mergers;
(4)to any agreement (including this Agreement), contract, lease or Law are to the agreement, contract, lease or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement, lease or contract, to the extent permitted by the terms thereof); and to any section of any Law include any successor to the section;
(5)to any statute or law include any rules and regulations promulgated under the statute or law;
(6)to any Governmental Authority includes any successor to that Governmental Authority;
(7)to any gender include the other gender; and
(8)to the Company or any Subsidiary of the Company shall include any and all predecessors in interest thereof.
(b)The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.
(c)The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation.”
(d)The word “party” is to be deemed to refer to the Company, Parent or Merger Sub.
(e)The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust, unincorporated organization and any other entity.
(f)The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.
(g)This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(h)No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law (including statutory and common law), rule or regulation.
(i)The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.
(j)The terms “Dollars” and “$” mean U.S. Dollars.
(k)If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of Illinois are authorized by applicable Law to close, the time period for giving such notice or taking such action shall be extended through the next business day following the original expiration date of such time period.
(l)The words “business day” are to be deemed to refer to any day other than Saturday, Sunday and any day on which banking institutions located in the State of Illinois are authorized or required by applicable Law or other governmental action to be closed.
(m)In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including” and the words “to”, “until” and “ending on” (and the like) mean “to and including.”
(n)References to “past practices” of the Company or any Subsidiary of the Company means an action that is consistent in nature, scope and magnitude with the past practices of such person within the previous three (3) years.
ARTICLE 2

The Merger
2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company at the Effective Time. At the Effective Time, the separate existence of Merger Sub will terminate. The Company will be the Surviving Corporation and will continue its existence under the laws of the State of Illinois. As a result of the Merger, the Company shall become a wholly owned subsidiary of Parent.
2.2Closing. The closing of the Merger (the “Closing”) will take place in the Itasca, Illinois offices of Parent at a time and on a business day designated by Parent and as such business day is consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed) that is no later than thirty (30) days (or, if fewer than thirty (30) days remain prior to the Outside Date, such fewer number of days) after the satisfaction or waiver of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”). The parties hereto shall cause articles of merger with respect to the Merger (“Articles of Merger”) to be drafted and executed prior to the Closing Date and filed on the Closing Date with the Secretary of State of the State of Illinois, all in accordance with the applicable provisions of the IBCA. The time on the Closing Date at which the Merger becomes effective is referred to herein as the “Effective Time”. Once the Closing Date has been designated by Parent, the parties may agree in writing to another Closing Date.
2.3Effects of the Merger; Liabilities of the Company. The Merger will have the effects prescribed by applicable Law, including the IBCA.
2.4Name of Surviving Corporation; Directors and Officers. The name of the Surviving Corporation as of the Effective Time will be the name of the Company. The directors and officers of the Surviving Corporation as of the Effective Time shall be the directors and officers of Merger Sub immediately prior to the Effective Time.
2.5Articles of Incorporation and By-Laws of the Surviving Corporation. The Articles of Incorporation of the Company, as amended (the “Company Articles”), and the Amended and Restated Bylaws of the Company, in each case, as in effect immediately before the Effective Time, will be the articles of incorporation and by-laws, respectively, of the Surviving Corporation as of the Effective Time, until thereafter amended as provided therein or by applicable Law.
2.6The Subsequent Mergers. Prior to the Effective Time, the Company and Parent will cooperate and use their commercially reasonable efforts to effect the Subsequent Mergers and the Conversion immediately following the Effective Time, or at such later time as Parent may determine. Such cooperation shall include (a) the approval and entry into a merger agreement for the Parent Merger substantially in the form attached as Annex 1 hereto, (b) the approval and entry into a merger agreement for the Bank Merger substantially in the form attached as Annex 2 hereto and (c) the filing of all applications for all regulatory approvals and certificates required to give effect thereto. At the respective effective times of the Parent Merger and the Bank Merger, the separate existence of the Company and the Company Bank Sub, respectively, will terminate. Parent will be the surviving corporation in the Parent Merger (the “Parent Merger Surviving Company”) and will continue its existence under the laws of the State of Delaware, and Parent Bank Sub will be the surviving bank in the Bank Merger (the “Bank Merger Surviving Bank”) and will continue its existence under the laws of the State of Illinois. The Amended and Restated Certificate of Incorporation of Parent in effect immediately prior to the Parent Merger will be the certificate of incorporation of the Parent Merger Surviving Company, and the Charter of Parent Bank Sub in effect immediately prior to the Bank Merger will be the charter of the Bank Merger Surviving Bank. The Restated By-Laws of Parent in effect immediately prior to the Parent Merger will be the by-laws of the Parent Merger Surviving Company, and the By-Laws of Parent Bank Sub in effect immediately prior to the Bank Merger will be the by-laws of the Bank Merger Surviving Bank. In the Subsequent Mergers, the shares of the entity not surviving the merger shall be cancelled and the shares of the entity surviving the merger shall remain outstanding and not be affected thereby.

ARTICLE 3
Effect on Stock
3.1Effect on Stock. At the Effective Time, as a result of the Merger and without any action by any holder of Company Stock:
(a)Company Common Stock.
(1)Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Common Shares and Dissenting Common Shares, will be converted into and constitute the right to receive 0.435 of a fully paid and non-assessable share of Parent Common Stock, as may be adjusted pursuant to Section 6.15(d) (the “Per Common Share Consideration”).
(2)Shares of Company Common Stock outstanding immediately prior to the Effective Time will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration shall be payable for any Excluded Common Shares. Holders of shares of Company Common Stock will cease to be, and will have no rights as, shareholders of the Company, and certificates that represented shares of Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the consideration payable in respect of such Company Common Stock pursuant to this Article 3. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation will be canceled and exchanged in accordance with this Article 3.
(b)Merger Sub Stock. Each share of Merger Sub Stock outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
3.2Company Stock Options; Company Phantom Stock; Company Stock Settled Rights.
(a)Company Stock Options. Prior to the Closing Date, the Company shall take, or cause to be taken, all action, including causing the Company Board or any committee thereof under any Company Stock Plan to take, or cause to be taken, all action permitted under any Company Stock Plan and obtaining the consent of each holder of a Company Stock Option to an option cancellation agreement prior to the Closing in a form reasonably satisfactory to Parent, necessary to cause any outstanding Company Stock Options, whether vested or unvested or exercisable or unexercisable immediately prior to the Effective Time, to, as of the Effective Time (1) be cancelled and terminated in a manner satisfactory to Parent in its reasonable discretion and without the payment of any consideration (unless otherwise directed in writing by Parent) other than as provided in this Section 3.2, if any; (2) represent solely the right to receive a lump sum cash payment payable to the holder of such Company Stock Option pursuant to this Section 3.2, if any; and (3) no longer represent the right to purchase shares of Company Common Stock or any other security of the Company, Parent, the Surviving Corporation or any other person.
(1)Each holder of a Company Stock Option outstanding immediately prior to the Effective Time, the exercise price per share of which is less than the Merger Consideration Value Per Share (as defined below), shall be entitled to receive from Parent in respect of and in consideration for the cancellation and termination of each such Company Stock Option, as soon as reasonably practicable following, but in any event subject to, the Effective Time and in no event later than fifteen (15) business days thereafter, an amount in cash, without any interest and subject to any required Tax withholding, equal to the product of (1) the excess, if any, of (A) the product of (x) the Per Common Share Consideration and (y) the per share volume weighted average price of the Parent Common Stock on NASDAQ from 9:30 a.m. to 4:00 p.m., Eastern Time, on the fifteen (15) trading days immediately preceding the Closing Date as found on Bloomberg page FMBIVWAP (or its equivalent successor page if such page is not available) (the product of (x) and (y) being the “Merger Consideration Value Per Share”), over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option and (2) the number of shares of Company Common Stock subject to such Company Stock Option; provided, however, the payment of such cash payment shall be conditioned on the holder of such Company Stock Option executing an acknowledgment in a form satisfactory to Parent that such payment represents the full satisfaction of all obligations and liabilities with respect to such Company Stock Option.
(2)In the event that the exercise price of any Company Stock Option outstanding immediately prior to the Effective Time is equal to or greater than the Merger Consideration Value Per Share, no cash payment or other consideration for such Company Stock Option shall be due and payable in respect thereof and the Company Stock Option shall be cancelled and of no further force or effect as of the Effective Time, without any further action on the part of the Company, Parent or the holder of the Company Stock Option. Prior to the Closing, the Company shall take or cause to be taken such action as is necessary and reasonably satisfactory to Parent in order to terminate the Company Stock Plans as of the Effective Time.
(b)Company Phantom Stock and Stock Appreciation Rights Plan. Prior to the Closing Date, the Company shall take, or cause to be taken, all action, including causing the Company Board to pass an irrevocable resolution in a form reasonably satisfactory to Parent, to terminate the Company Phantom Stock Plan, effective as of the Effective Time.
(1)Each holder of “Phantom Stock”, as defined under the Company Phantom Stock Plan (“Company Phantom Stock”), outstanding immediately prior to the Effective Time, shall be entitled to receive from Parent in respect of and in consideration for the cancellation and termination of such Company Phantom Stock, as soon as reasonably practicable following, but in any event subject to, the Effective Time and in no event later than ten (10) business days thereafter, an amount in cash, payable in a lump sum, without any interest and subject to any required Tax withholding, equal to the product of (1) the Merger Consideration Value Per Share, multiplied by (2) the number of shares or fractional shares of such Company Phantom Stock; provided, however, that the payment of such cash payment shall be conditioned on the holder of such Company Phantom Stock executing an acknowledgment in a form satisfactory to Parent that such payment represents the full satisfaction of all obligations and liabilities with respect to such Company Phantom Stock.
(c)Company Stock Settled Rights.
(1)In connection with entering into this Agreement, the Company Board has authorized, pursuant to Section 2.6 of the Stock Settled Rights Agreement, the redemption, and the Company shall redeem, the Company Stock Settled Rights in whole, such redemption to be subject to and conditioned upon the Closing of the Merger and the occurrence of the Effective Time, and effective as of the Effective Time, at a redemption price per Company Stock Settled Right calculated, consistent with the Stock Settled Rights Agreement, as the amount by which clause (A) below exceeds clause (B) below (the “SSR Redemption Price”), where:
(A)is the sum of (i) the product of (x) the Per Common Share Consideration and (y) $17.99, as determined in good faith by the Independent Committee pursuant to and consistent with the Stock Settled Rights Agreement and (ii) all cash dividends paid on a share of Company Common Stock from February 22, 2013 to the Effective Time (which as of the date hereof is $0.83); and
(B)is $4.65, accreting on a daily basis from February 22, 2013 at an accretion rate of 12% (which accretion as of May 31, 2016 results in a value of $6.74), until the later of the date that is (i) three (3) days after Parent receives all Requisite Regulatory Approvals, (ii) the Company Shareholder Approval in Section 7.1(a)(1) has been obtained (except for any failure to obtain such approval due to Parent’s breach of its obligations pursuant to Section 6.5 of this Agreement to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act) and (iii) the Company has then satisfied or is then capable of satisfying the conditions set forth in Section 7.3 hereof.
(2)Accordingly, each holder of a Company Stock Settled Right outstanding immediately prior to the Effective Time shall be entitled to receive from Parent, as provided for in the Stock Settled Rights Agreement, in respect of the redemption of each such Company Stock Settled Right, as soon as reasonably practicable following and subject to, the Effective Time, but in no event later than ten (10) business days thereafter, an amount in cash, without any interest and subject to any required Tax withholding, equal to the SSR Redemption Price.
3.3Exchange Agent.

(a)At or before the Effective Time, Parent will deposit with its transfer agent or with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (collectively, the “Old Certificates”), (1) evidence of shares in book entry form or, if requested by any holder of Old Certificates, certificates (such book entry shares and certificates, “New Certificates”), representing the shares of Parent Common Stock issuable to holders of Old Certificates under this Article 3 and (2) an amount equal to the aggregate cash payable to holders of Company Common Stock pursuant to Section 3.4. At or before the Effective Time, Parent will also deposit with the Exchange Agent, which shall serve as the paying agent for purposes of the Stock Settled Rights Agreement, an amount of cash equal to the aggregate cash payable to holders of Company Stock Settled Rights pursuant to Section 3.2(c).
(b)As promptly as reasonably practicable following the Effective Time, but in no event later than ten (10) business days thereafter, Parent shall cause the Exchange Agent to (1) mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration payable pursuant to this Article 3 and (2) deliver to each person who was, immediately prior to the Effective Time, a holder of Company Stock Settled Rights a check representing the aggregate SSR Redemption Price such holder has the right to receive in respect of each Company Stock Settled Right held thereby pursuant to Section 3.2(c). No interest will accrue or be paid with respect to any New Certificate or cash to be delivered upon surrender of Old Certificates or any cash to be delivered in respect of the SSR Redemption Price of the Company Stock Settled Rights. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form of transfer, and that the person requesting the exchange (1) pay any transfer or other similar Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the reasonable satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.
(c)No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable Law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by applicable Law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Agreement.
(d)Parent shall be entitled to rely upon the Company’s stock transfer books and the Company’s register with respect to the Company Stock Settled Rights to establish the identity of those persons entitled to receive consideration pursuant to this Article 3, which books and register shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate or the ownership of any Company Stock Settled Right, Parent shall be entitled to deposit the full consideration represented thereby in escrow with an independent third party providing for the payment to the owner of such consideration upon resolution of such ownership and thereafter be relieved from any and all liability and obligation with respect to any claims thereto. Notwithstanding anything herein to the contrary, no party hereto shall be liable to any former holder of Company Common Stock or a Company Stock Settled Right for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(e)The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect to whom such deduction and withholding was made by the Surviving Corporation or the Exchange Agent. If any holder of an Old Certificate or a Company Stock Settled Right requests payment of any cash such person is entitled to pursuant to this Article 3 by means of a wire transfer in his, her or its duly executed and completed letter of transmittal, the Exchange Agent may make payment of such cash such holder is entitled to hereunder by wire transfer in accordance with such request and the cost of any such wire transfer shall be charged to the account of and deducted from the proceeds paid to such holder hereunder.
3.4Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Instead, Parent will pay, as promptly as reasonably practicable following the Effective Time, but in no event later than fifteen (15) business days thereafter, to each holder of Company Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest and rounded to the nearest cent) determined by multiplying such fraction of a share of Parent Common Stock by the per share volume weighted average price of the Parent Common Stock on NASDAQ from 9:30 a.m. to 4:00 p.m., Eastern Time, on the fifteen (15) trading days immediately preceding the Closing Date as found on Bloomberg page FMBIVWAP (or its equivalent successor page if such page is not available).
3.5Lost, Stolen or Destroyed Certificates. In the event any certificate representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed certificate been surrendered.
3.6Anti-Dilution Adjustments. If Parent changes (or the board of directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or other transaction, the Per Common Share Consideration will be adjusted proportionately to account for such change.
3.7Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, to the extent that holders of Company Common Stock are entitled to dissenters’ rights under Section 11.65 of the IBCA, Dissenting Common Shares that are outstanding as of the Effective Time will not be converted into the right to receive the consideration payable in respect of Company Common Stock pursuant to Section 3.1 hereof unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under the IBCA. The holder of any Dissenting Common Share shall be treated in accordance with Section 11.70 of the IBCA and, as applicable, shall be entitled only to such rights as may be granted to such holder pursuant to Section 11.70 of the IBCA with respect thereto. Parent shall be given a reasonable opportunity to review and comment on all notices or other communications to be sent to holders of Dissenting Common Shares and all such notices and other communications shall be reasonably satisfactory to Parent. The Company will give Parent (a) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock, any withdrawal of demand for payment and any other similar instruments received by the Company and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices at Parent’s cost and expense. The Company will not, without the prior written consent of Parent, settle, offer to settle or otherwise negotiate, any such demands or notices or make or offer to make any payment in respect of any such demands or notices. Parent will pay any consideration as may be determined to be due with respect to Dissenting Common Shares pursuant to and subject to the requirements of applicable Law.
3.8Tangible Common Equity Calculation.
(a)Not later than ten (10) days before the expected Closing Date, the Company shall deliver to Parent an estimated and unaudited consolidated balance sheet of the Company, as of the expected Closing Date (the “Estimated Closing Balance Sheet”), which shall (1) be prepared in good faith based on all available information at such time on a basis consistent with the Company Financial Statements and (2) include a calculation of Tangible Common Equity as of the expected Closing Date.
(b)After delivery of the Estimated Closing Balance Sheet, the parties shall work together in good faith, which in the case of the Company shall include providing Parent with such documentation and information in its possession or control as Parent shall reasonably request, to agree on an updated estimated consolidated balance sheet of the Company as of the expected Closing Date (the “Final Closing Balance Sheet”), which shall (1) be prepared in good faith based on all available information at such time on a basis consistent with the Company Financial Statements and (2) include an updated calculation of Tangible Common Equity as estimated as of the expected Closing Date (“Closing Tangible Common Equity”). The Final Closing Balance Sheet, and the calculation of the Closing Tangible Common Equity contained therein, agreed to between the parties shall become final and binding.
(c)If, no later than the day before the expected Closing Date, Parent, in good faith, does not believe that the condition contained in Section 7.3(g) is met, the parties shall promptly submit any items over which a disagreement remains to a recognized national or regional independent accounting firm mutually acceptable to the parties, which will act as arbitrator to resolve the remaining disputed items (the “Independent Arbitrator”) and the Closing Date shall be postponed. The parties will use commercially reasonable efforts to cause the Independent Arbitrator to resolve any dispute and issue a Final Closing Balance Sheet confirming the correct Closing Tangible Common Equity (as determined in accordance with this Agreement), as of a new expected Closing Date determined by the parties, within ten (10) business days following engagement. The parties will cooperate fully with, and furnish such information as may be requested to, the Independent Arbitrator. The Final Closing Balance Sheet issued by the Independent Arbitrator, as well as the amount of Closing Tangible Common Equity set forth therein, will be final and binding on the parties. Each party will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided, however, that (1) the fees and expenses of the Independent Arbitrator shall be borne by the Company and Parent in the same proportion that the aggregate amount of disputed items submitted to the Independent Arbitrator that are unsuccessfully disputed by the Company and Parent, respectively (as determined by the Independent Arbitrator), bears to the total amount of items submitted to the Independent Arbitrator, and (2) for the avoidance of doubt, all after-tax costs, fees and expenses to be borne by the Company shall not be deducted from the final Closing Tangible Common Equity.

ARTICLE 4

Conduct of Business Pending the Merger

4.1Forbearances of the Company. The Company agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed or as directed in writing by any Governmental Authority, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:

(a)Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice and in accordance with the policies and procedures of the Company and its Subsidiaries in effect as of the date hereof or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and authorizations and its existing relations with customers, suppliers, vendors, Governmental Authorities, employees, business associates and shareholders.
(b)Operations. Enter into any new line of business or materially change its lending, credit, investment, underwriting, risk, asset liability management or other banking, operating or other policies, procedures or practices from those in effect as of the date hereof, except as required by applicable Law, or close, sell, consolidate or relocate (or make application for, or give notice of the same) or materially alter any of its branches, loan production offices or other significant offices or operations facilities of it or its Subsidiaries.
(c)Products. Materially alter any of its policies or practices with respect to the rates, fees, interest, charges, levels or types of services or products available to customers of the Company or its Subsidiaries from those in effect as of the date hereof or offer any promotional pricing with respect to any product or service available to customers of the Company or its Subsidiaries; provided, however, the Company and its Subsidiaries may offer promotional pricing with respect to products and services available to customers of the Company or its Subsidiaries in the ordinary course of business consistent with past practices and on commercially reasonable terms.
(d)Brokered Deposits. Book any “brokered deposits”, as such term is defined in 12 CFR 337.6.
(e)Securities Portfolio. Purchase any securities other than short-term securities issued by the United States Department of the Treasury or any United States governmental agency.
(f)Capital Expenditures. Make any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate.
(g)Material Contracts. Enter into, terminate, amend, modify, extend or renew any Material Contract.
(h)Loans and Interest Rate Instruments. Make, renew, amend, extend the term of, extend the maturity of or grant the forbearance of any Loan (a) involving a total credit relationship of more than $2,500,000 with any single borrower and its affiliates or related parties, or (b) other than in compliance with the credit policies and procedures listed on Schedule 4.1(h) of the Company Disclosure Schedules and made available to Parent, enter into, renew or amend any Interest Rate Instrument.
(i)Capital Stock. Except for the issuance of Company Common Stock pursuant to the Company Stock Options outstanding as of the date hereof, issue, sell, grant, transfer or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any additional Rights of it with respect to its stock.
(j)Equity Grants. Grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted stock or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock.
(k)Dividends, Distributions, Repurchases. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (except for cash dividends by the Company Bank Sub to the Company as needed by the Company to fund the Company’s working capital requirements for operations and expenses) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of its stock; provided, however, the Company shall be permitted to declare and pay its quarterly dividends as Previously Disclosed, provided, further, in the reasonable determination of the Company Board, that as a result of the declaration or payment of any such dividend, the Tangible Common Equity will not be less than the Minimum Tangible Common Equity.
(l)Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its loans, securities, assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material to it and its Subsidiaries, whether individually or taken as a whole.
(m)Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the loans, securities (other than as permitted by Section 4.1(e)), real property, equity, business, deposits or properties of any other person or make a contribution of capital to any other person, other than a wholly owned Subsidiary of the Company.
(n)Constituent Documents. Amend any of its Constituent Documents (or similar governing documents).
(o)Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority.
(p)Tax Matters. Unless required by applicable Law, make, change or revoke any material Tax election, file any amended Tax Return (unless to correct an error), enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, or take any action with respect to Taxes that is outside the ordinary course of business or inconsistent with past practice to the extent such action is reasonably likely to have a materially adverse impact on the Tax position of the Company, or, after the Merger or the Subsequent Mergers, on the Tax position of Parent or Parent Bank Sub.
(q)Claims. Settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in the ordinary course of business in an amount or for consideration not in excess of $100,000 individually, or $250,000 in the aggregate, and that would not impose any continuing liability or material restriction on the business of it or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries.
(r)Compensation; Employment Agreements. (1) Enter into, terminate, amend, modify (including by way of interpretation), extend or renew any employment, officer, consulting, employee loan, severance, noncompetition, nonsolicitation, change-in-control, retention, stay bonus or similar contract, agreement or arrangement, grant any salary or wage increase or increase any employee benefit, including incentive, retention or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action) with any director, officer, employee or consultant, or increase the compensation of any director of the Company or any of its Subsidiaries, except in each case (A) to pay (and accrue) annual and quarterly bonuses in the ordinary course of business consistent with past practices and in accordance with the terms of the applicable Benefit Arrangements up to a maximum of $2,700,000 in the aggregate, assuming target level of achievement, (B) to grant annual salary or wage increases in the ordinary course of business consistent with past practices in an amount up to a maximum of three percent (3%) of each employee’s then current base compensation, (C) to pay stay bonuses for key employees of the Company and its Subsidiaries as set forth in Section 4.1(r) of the Company Disclosure Schedule, (D) to make changes that are required by applicable Law, (E) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (F) as required by this Agreement; (2) hire any employee or engage any consultant with an annual salary or wage rate or consulting fees and target cash bonus opportunity in excess of $150,000; or (3) terminate the employment of any executive officer other than for cause.
(s)Benefit Arrangements. (1) Enter into, terminate, establish or adopt any Benefit Arrangement or any arrangement that would have been a Benefit Arrangement had it been entered into prior to this Agreement, amend or modify (other than amendments or modifications to Benefit Arrangment maintained by the Company that are tax-qualified health and welfare plans in the ordinary course of business consistent with past practice that do not materially increase the benefits provided or cost to the Company or its Subsidiaries of maintaining such Benefit Arrangement (with prior notice to Parent) or except as required by applicable Law) any Benefit Arrangement, or make new grants, awards or increase any benefits under any Benefit Arrangement, (2) except as Previously Disclosed, take any action to accelerate the vesting (or lapsing of restrictions), payment, exercisability or funding of or in any other way secure the payment of (other than with respect to rabbi trust arrangements currently in effect and Previously Disclosed) compensation or benefits under any Benefit Arrangement, including stock options, restricted stock, performance shares, stock appreciation rights, equity-based awards or interests or other compensation or benefits payable thereunder, or (3) add any new participants to any Benefit Arrangement (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (B) to add individuals as participants to any existing Benefit Arrangement maintained by the Company that is a tax-qualified retirement, a health or a welfare benefit plan who become eligible for participation under such plan in the ordinary course of business under the existing terms of such Benefit Arrangement, or (C) as required by applicable Law or by this Agreement. Nothing within this Section 4.1(s) shall prevent the Company from renewing, amending or otherwise modifying existing health and welfare benefits in the ordinary course of business consistent with past practices, provided that any such renewal, amendment or other modification does not include any material benefit enhancement that has not been Previously Disclosed.
(t)Communication. Make any written communications to the officers or employees of the Company or any of its Subsidiaries, or any oral communications presented to a significant portion of the directors, officers or employees of the Company or any of its Subsidiaries, pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement without providing Parent with a copy or written description of the intended communication, providing Parent with a reasonable period of time to review and comment on the communication, and cooperating with Parent in providing any such mutually agreeable communication.
(u)Business Premises. (1) Engage in or conduct any building, demolition, remodeling or material modifications or alterations to any of its business premises unless required by applicable Law or reasonably necessary to ensure satisfaction of Section 4.1(u)(2) or (2) fail to use commercially reasonable efforts to maintain its business premises or other assets in substantially the same condition as of the date hereof.
(v)OREO. Acquire or otherwise become the owner of any real property, including OREO, by way of foreclosure or in satisfaction of a debt previously contracted without first (1) obtaining an appropriate Phase I environmental site assessment and (2) consulting Parent (which consultation shall not require Parent’s consent or approval).
(w)Indebtedness. Other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries) that can be prepaid at any time without penalty, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of the Company).
(x)Merger, Reorganization, Dissolution. Merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries.
(y)Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate the Company or any of its Significant Subsidiaries with any other person where the Company or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law.
(z)Commitments. Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.
4.2Forbearances of Parent. Parent agrees that from the date hereof until the Effective Time, except as expressly permitted by this Agreement, as Previously Disclosed or as directed in writing by any Governmental Authority, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and will cause each of its Subsidiaries not to:
(a)Amendment of Charter. Amend the Amended and Restated Certificate of Incorporation of Parent in a manner that would materially and adversely affect the holders of capital stock of Company (upon their acquisition of Parent Common Stock) relative to other holders of Parent Common Stock;
(b)Capital Stock. Adjust, split, combine or reclassify any capital stock of Parent;
(c)Liquidation. Completely liquidate or dissolve Parent or Parent Bank Sub.
(d)Adverse Actions. Notwithstanding any other provision hereof, (1) knowingly take, or knowingly fail to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying for the Intended Tax Treatment or (2) knowingly take, or knowingly fail to take, any action that is reasonably likely to result in the material delay in the satisfaction of any of the conditions to the Merger set forth in Article 7 or in such conditions not being satisfied in a timely manner, including merge or consolidate Parent or any of its Significant Subsidiaries with any other person where Parent or its Significant Subsidiary, as applicable, is not the surviving entity, or any action that is reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or
(e)Commitments. Enter into any contract, arrangement or understanding with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE 5
Representations and Warranties
5.1Disclosure Schedules. Before entering into this Agreement, the Company delivered to Parent a schedule and Parent delivered to the Company a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more covenants contained in Article 4 or Article 6 or one or more representations or warranties contained in this Article 5. The disclosure of an item in any section or subsection of the Disclosure Schedule shall only be deemed to modify the section or subsection of this Agreement to which it corresponds in number and any other section or subsection to which the relevance of such disclosure is reasonably apparent. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.
5.2Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:
(a)Organization, Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has listed on Schedule 5.2(a) of the Company Disclosure Schedules and made available to Parent a complete and correct copy of the Company’s Constituent Documents, each as amended to the date hereof, and such Constituent Documents are in full force and effect.
(b)Company Securities.
(1)The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock (65,000,000 shares of which are Company Voting Common Stock and 15,000,000 shares of which are Company Non‑Voting Common Stock) and 20,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). 48,416,265 shares of Company Common Stock (37,982,220 shares of which are Company Voting Common Stock and 10,434,045 shares of which are Company Non‑Voting Common Stock) and no shares of Company Preferred Stock are outstanding as of the date hereof. 5,327,782 shares of Company Common Stock are subject to Company Stock Options granted under the Company Stock Plans, and the exercise price per share of each Company Stock Option has been Previously Disclosed. The Company has outstanding 22,379.5788 shares of Company Phantom Stock and 7,293,407 Company Stock Settled Rights. The Company holds 206,451 shares of Company Common Stock as treasury shares. The outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and, other than as set forth in the Company Shareholders Agreement, are not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Company Common Stock issuable pursuant to the Company Stock Plans have been duly authorized and, upon issuance, will be validly issued and outstanding, fully paid and nonassessable and will not be subject to preemptive rights (and will not be issued in violation of any preemptive rights). All of the rights, terms, preferences, restrictions or other provisions, including any antitakeover provision, applicable to the Company Stock are set forth in the Constituent Documents of the Company or the applicable provisions of the IBCA. The Company does not have any Rights issued or outstanding, any shares of Company Stock reserved for issuance, or any commitment to authorize, issue, transfer or sell any Company Stock or any Rights, except Company Common Stock reserved for issuance upon conversion of the Company Stock Options issued and outstanding on the date hereof. Except as Previously Disclosed, other than the Company Stock Options and Company Stock Settled Rights, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Subsidiaries of the Company) are outstanding. The Company has no commitment or agreement that obligates the Company to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Stock or any Rights, other than pursuant to the Registration Rights Agreement, which shall be terminated and be of no further force or effect as of the Effective Time pursuant to an amendment in full force and effect as of the date hereof that will terminate the Registration Rights Agreement as of the Effective Time, which amendment has been made available to Parent. Section 5.2(b)(1) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of (A) the name of each holder of Company Voting Common Stock, Company Non-Voting Common Stock and Company Phantom Stock and the number of shares thereof held by each such person, (B) the name of each holder of Company Stock Settled Rights and the number of Company Stock Settled Rights held by each such person and (C) with respect to each Company Stock Option, the recipient, the date of grant, the number of shares of Company Common Stock and the exercise price.
(2)Except as Previously Disclosed, there are no voting trusts, proxies, shareholder agreements or other agreements or understandings to which the Company is a party with respect to the voting of shares of Company Stock, other than the Common Voting Agreements and the Company Shareholders Agreement, a complete and correct copy of which has been made available to Parent. The Company Shareholders Agreement will terminate in accordance with its terms and be of no further force or effect at the Effective Time. The entry into a Common Voting Agreement by Parent and each person Previously Disclosed by Parent to the Company and the consummation of the Merger shall each constitute a “Permitted Transfer” pursuant to the Company Shareholders Agreement.
(3)The Company has Previously Disclosed a list of all bonds, debentures, notes or other debt obligations that the Company or any of its Subsidiaries has issued and outstanding as of the date hereof. The Company has no outstanding bonds, debentures, notes or other debt obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter.
(4)For purposes of determining the cash payable in respect of each Company Stock Settled Right pursuant to Section 3.2(c) of this Agreement and the Stock Settled Rights Agreement, an Independent Committee has irrevocably determined in good faith that the price per share of the Company Common Stock at which the Company is valued on a fully diluted basis is as set forth in Section 3.2(c)(1)(A)(i) of this Agreement, and such determination has been made available to Parent. In connection with entering into this Agreement, the Company Board has authorized, pursuant to Section 2.6 of the Stock Settled Rights Agreement, the redemption of the Company Stock Settled Rights in whole, such redemption to be subject to and conditioned upon the Closing of the Merger and the occurrence of the Effective Time, at the SSR Redemption Price. The Company has taken all action required by the Stock Settled Rights Agreement to determine the accretion rate used in the calculation of the SSR Redemption Price, which is 12%. The value of $4.65, accreting on a daily basis from February 22, 2013 through May 31, 2016 at an accretion rate of 12% is $6.74. The cash dividends paid on a share of Company Common Stock from February 22, 2013 through the date hereof is $0.83.
(5)The Company has Previously Disclosed a true and complete list of holders of Company Common Stock, along with the number of shares of Company Common Stock beneficially owned by each holder.
(c)Subsidiaries and Equity Holdings.
(1)The Company has Previously Disclosed a list of its Subsidiaries, and the Company owns, directly or indirectly, all the outstanding equity securities of its Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. No equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company or one of its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no agreements, contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound to issue, sell or otherwise transfer any equity securities of any of the Company’s Subsidiaries (other than to the Company or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which the Company or any of its Subsidiaries is or may become bound that relate to the Company’s or any of its Subsidiaries’ rights to vote or dispose of any equity securities of any of the Company’s Subsidiaries. Each of the Company’s Subsidiaries that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act.
(2)Each of the Company’s Subsidiaries has been duly organized and is validly existing in good standing under the applicable Law of the jurisdiction of such Subsidiary’s organization, and is duly qualified to do business and is in good standing as a foreign corporation (or other business entity, as applicable) in each jurisdiction where the ownership or leasing of such Subsidiary’s assets or property or the conduct of such

Subsidiary’s business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company. The Company has listed on Schedule 5.2(b)(2) of the Company Disclosure Schedules and made available to Parent a complete and correct copy of the Constituent Documents, each as amended to the date hereof, for each of the Company’s Subsidiaries, and such Constituent Documents are in full force and effect.
(3)The Company has Previously Disclosed a list of all equity securities that it and its Subsidiaries own, control or hold for its account as of the date hereof.
(d)Power. The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to own and operate their respective assets and properties and to conduct their respective businesses as such businesses are now being conducted. The Company and each of its Subsidiaries has the corporate (or comparable) power and authority to execute and deliver this Agreement and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
(e)Authority. The Company has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of the Company’s Subsidiaries to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to receipt of the affirmative vote of (i) the holders of (A) at least fifty-five percent (55%) of the outstanding shares of Company Voting Common Stock approving this Agreement and the transactions contemplated hereby (in satisfaction, among others, of the requirements in Section 8.1 and 8.2 of the Company Articles) and (B) pursuant to Section 4.2(a) of the Company Articles, a majority of the outstanding shares of Company Non-Voting Common Stock, voting separately as a class, approving the adoption of the Amended and Restated Certificate of Incorporation of Parent in effect immediately prior to the Parent Merger as the certificate of incorporation of the Parent Merger Surviving Company in the Parent Merger (together with the approval of this Agreement and the transactions contemplated hereby, the “Company Shareholder Matters”), and (ii) the Company, as holder of all outstanding shares of common stock issued by the Company Bank Sub, this Agreement, the Merger, the Subsequent Mergers and the transactions contemplated hereby and thereby have been authorized by all necessary corporate (or comparable) action on the part of the Company and each of its Subsidiaries. This Agreement is the Company’s valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles). All actions taken by the Company Board in connection with this Agreement have been unanimously approved at a meeting where all members were present and voting on such actions. The Company Board, acting unanimously at a meeting where all members were present and voting on the actions approved has adopted resolutions approving and recommending to the Company’s shareholders approval of the Company Shareholder Matters and any other matters required to be approved or adopted in order to effect the Merger, the Subsequent Mergers and the other transactions contemplated hereby. The board of directors of the Company Bank Sub, acting unanimously at a meeting where all members were present and voting on the actions approved, has unanimously adopted resolutions approving the Bank Merger, the Bank Merger Agreement and the consummation of the transactions contemplated thereby. The Company Board, acting unanimously at a meeting where all members were present and voting on the actions approved, has determined that, for purposes of Article Nine of the Company Articles, the transactions contemplated by this Agreement, including any transfer of Company Stock in connection with the Merger, the Subsequent Mergers or the transactions contemplated by each of them, and the execution of the Common Voting Agreements, each constitute a permitted transfer pursuant to Section 9.2 of the Company Articles, and the approval thereof has been made available to Parent.
(f)Consents and Approvals. No notices, applications or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, approvals, waivers, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by the Company or any of its Subsidiaries from, any Governmental Authority or, except as Previously Disclosed, any third party (such required third-party consents, the “Required Third-Party Consents”) in connection with the execution, delivery or performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, including the Subsequent Mergers except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank as allowed), and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the approvals described in Section 5.2(e) and the other approvals Previously Disclosed, (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities law, (5) the filing of the Articles of Merger with respect to the Merger, the certificate of merger and articles of merger with respect to the Parent Merger and articles of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.
(g)No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.2(f), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) the Company’s Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of the Company or any of its Subsidiaries, or by which the Company or any of its Subsidiaries is bound or affected, or to which the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ respective businesses, operations, assets or properties is subject or receives benefits or (3) any applicable Law.
(h)Takeover Laws and Provisions. The Company Board has approved this Agreement, the Common Voting Agreements and the transactions contemplated hereby and thereby (including the Merger and the Subsequent Mergers) as required to render inapplicable to this Agreement, the Common Voting Agreements and the transactions contemplated hereby and thereby any applicable provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” Laws or other applicable antitakeover Laws and regulations of any state, including Sections 7.85 or 11.75 of the IBCA (collectively, “Takeover Laws”), and this Agreement, the Common Voting Agreements and the transactions contemplated hereby and thereby (including the Merger and the Subsequent Mergers) are exempt from, and are not subject to, any Takeover Laws.
(i)Financial Advisors. None of the Company, its Subsidiaries or any of the Company’s or any of its Subsidiaries’ directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or other compensation in connection with the transactions contemplated hereby, except that, in connection with this Agreement, the Company has retained J.P. Morgan Securities LLC (“Company FA”), as its financial advisor, and complete and correct copies of its arrangements with Company FA have been made available to Parent. As of the date hereof, the Company has received a written opinion of Company FA, issued to the Company, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Per Common Share Consideration is fair from a financial point of view to holders of Company Common Stock.
(j)Financial Reports and Regulatory Filings.
(1)The Company has Previously Disclosed complete and correct copies of (A) its consolidated audited financial statements (including any related notes and schedules thereto and the signed, unqualified opinion of RSM US LLP (f/k/a McGladrey LLP), its independent auditor) for the years ended December 31, 2013, 2014 and 2015, and (B) its consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in shareholders’ equity as of and for the three (3) month period ended March 31, 2016; it will provide Parent when available with similar customary audited year-end and unaudited interim financial statements (including any related notes and schedules thereto) for each of the quarterly and annual periods ended thereafter and any partial quarter period prior to Closing (all of the foregoing audited and unaudited financial statements referred to collectively as the “Company Financial Statements”). Each of the statements of financial position (or equivalent statements) included in the Company Financial Statements (including any related notes and schedules) fairly presents or will fairly present in all material respects the Company’s financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income, comprehensive income and changes in shareholders’ equity and cash flows included in the Company Financial Statements (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the Company and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and, with respect to the Company Financial Statements for the quarter ended and as of March 31, 2016 and any quarter ending after the date hereof, subject to normal year-end audit adjustments and the absence of notes to such Company Financial Statements.
(2)The Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof and to the Company’s Knowledge, to the Company auditors and the audit committee of the board of directors of the Company (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
(3)Since January 1, 2013, the Company and each of its Subsidiaries have filed all reports, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.
(k)Absence of Certain Changes; Conduct of Business. To the extent required by GAAP, all liabilities and material obligations of the Company and its Subsidiaries have been reflected, disclosed or reserved against in the Company Financial Statements (or footnotes thereto), dated as of December 31, 2015, and since such date (1) other than in the ordinary and usual course of business consistent with past practice or otherwise in connection with the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement, the Company and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, (2) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course consistent with past practice, (3) neither the Company nor any of its Subsidiaries has taken any of the actions referenced in Section 4.1, and (4) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances, has had or is reasonably likely to have a Material Adverse Effect on the Company.
(l)Litigation.
(1)As of the date hereof, there is no action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries (and to the Company’s Knowledge, there is no basis for any such action, suit, claim, hearing, dispute, investigation, subpoena or proceeding), nor is there any notice of violation, judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against the Company or any of its Subsidiaries (or in the process of being issued).
(2)There is no material action, suit, claim, hearing, dispute, investigation, subpoena or proceeding pending or, to the Company’s Knowledge, threatened against or materially affecting the Company or any of its Subsidiaries (and to the Company’s Knowledge, there is no basis for any such action, suit, claim, hearing, dispute, investigation, subpoena or proceeding), nor is there any material written notice of violation, judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against the Company or any of its Subsidiaries (or in the process of being issued).
(m)Compliance with Laws. Except as Previously Disclosed, the Company and each of its Subsidiaries:
(1)conducts and at all times since January 1, 2013 has conducted its business in all material respects in compliance with all Laws applicable thereto or to the employees conducting such businesses, including all Laws applicable to agreements with, and disclosures and communications to, consumers;
(2)currently has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977;
(3)has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened; and
(4)has received, since January 1, 2013, no written notification from a Governmental Authority (A) asserting that it is not in compliance with any of the applicable Law that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any permit, license, authorization, charter, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, whether individually or taken as a whole.
(n)Regulatory Matters. Neither the Company nor any of its Subsidiaries is subject to, or has been advised that the Company or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of the Company or any of its Subsidiaries.
(o)Books and Records, Internal Controls and Policies and Procedures.
(1)The Company’s books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material misstatements, omissions, inaccuracies or discrepancies of any kind contained or reflected therein.
(2)The Company’s stock transfer books and the Company’s register with respect to the Company Stock Settled Rights, true and complete copies of which have been provided to Parent, are maintained in accordance with applicable Law and accurately reflect the holders of Company Common Stock and Company Stock Settled Rights, respectively, as of the date hereof.
(3)The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. Except as Previously Disclosed, the Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
(4)The Company and its Subsidiaries utilize, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2013, been in compliance with such policies, practices and procedures in all material respects.
(p)Intellectual Property.
(1)The Company has Previously Disclosed all Registered Intellectual Property owned by it or any of its Subsidiaries (collectively, the “Scheduled Intellectual

Property”). The Company or its relevant Subsidiary exclusively owns all Scheduled Intellectual Property and all other material Intellectual Property owned, or purported to be owned, by it, free and clear of all Liens. The Scheduled Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable, and is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the Company’s use thereof or its rights thereto. To the Company’s Knowledge, (A) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in the Company’s or any of its Subsidiaries’ business as presently conducted and (B) the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, and have not in the past three (3) years infringed, misappropriated or otherwise violated, the Intellectual Property rights of any third party. To the Company’s Knowledge, no person is infringing, misappropriating or otherwise violating any Scheduled Intellectual Property right or other Intellectual Property right owned by the Company or any of its Subsidiaries. Except as Previously Disclosed, consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Company or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Parent, the Company or any of their respective Subsidiaries or trigger a loss of any material rights by Parent, the Company or any of their respective Subsidiaries in, to or under any such Intellectual Property.
(2)The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. All material Intellectual Property developed under contract by, for or on behalf of the Company or any of its Subsidiaries has been assigned to the Company or such Subsidiary, other than any Intellectual Property which the Company or one of its Subsidiaries engaged a non-employee third-party to develop that the Company or such Subsidiary does not own but is licensed to use or, with respect to Intellectual Property no longer used in the Company’s or any of its Subsidiaries’ business as presently conducted, was licensed to use.
(3)To the Company’s Knowledge, the IT Assets operate and perform in all material respects as required by the Company and its Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three (3) years. To the Company’s Knowledge, the IT Assets do not contain any “time bombs”, “Trojan horses”, “back doors”, “trap doors”, “worms”, viruses, bugs, faults or other devices or effects that (A) enable or assist any person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets. To the Company’s Knowledge, no person has gained unauthorized access to the IT Assets. To the Company’s Knowledge, the Company and its Subsidiaries maintain and utilize the IT Assets in accordance with all applicable licenses, agreements and other Contracts. The Company and its Subsidiaries have implemented and maintain reasonable backup, security and disaster recovery technology. The Company and its Subsidiaries take reasonable measures, which are to the Company’s

Knowledge, adequate to comply with all applicable Law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.
(q)Taxes.
(1)(A) All material Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly and timely filed with the appropriate taxing authority and all such Tax Returns are true, complete and accurate in all material respects, (B) all Taxes shown as due on such Tax Returns have been paid in full, (C) all deficiencies asserted or assessments made as a result of any audit or examination by any taxing authority of the Tax Returns referred to in clause (A) have been paid in full or otherwise finally resolved, (D) except as Previously Disclosed, no issues have been raised in writing by any taxing authority in connection with any audit or examination of any such Tax Return that are currently pending, (E) except as Previously Disclosed, to the Company’s knowledge, there are no pending, or threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or its Subsidiaries, (F) all material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party have been paid over on a timely basis to the proper taxing authorities, to the extent due and payable, (G) the Company and its Subsidiaries have substantially complied with all information reporting (and related withholding) requirements and (H) except as Previously Disclosed, no extensions or waivers of statutes of limitation applicable to any Tax have been given by or requested with respect to any of the Company or any of its Subsidiaries that remain in effect.
(2)The Company has made provision in accordance with GAAP, in the Company Financial Statements, and if not required by GAAP, on its books and records, for all Taxes that accrued on or before the end of the most recent period covered by the Company Financial Statements.
(3)No Liens for Taxes exist with respect to any of the Company’s assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP.
(4)Except as Previously Disclosed, neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

(5)Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than any such an agreement exclusively between or among the Company and its Subsidiaries or entered into in the ordinary course of business the principal focus of which is not Taxes). Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any person (other than with respect to itself or any of its Subsidiaries) as a transferee or successor.
(6)To the Company’s Knowledge, no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries under Treasury Regulation Section 1.1502-6.
(7)Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, during the two (2) year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return.
(8)Neither the Company nor any of its Subsidiaries has participated in any reportable or listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b).
(9)Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has any reason to believe that any conditions exist that could prevent or impede the Merger and the Parent Merger from qualifying for the Intended Tax Treatment.
(r)Environmental Matters. As of the date hereof and, except as disclosed in any Phase I, Phase II or other environmental reports prepared pursuant to Section 6.15, as of the Closing Date:
(1)The operations and Real Property of the Company and each of its Subsidiaries are and have at all times since January 1, 2008 been in compliance with applicable Environmental Laws;
(2)The Company and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of the Real Property and the operation of their respective businesses as presently conducted;
(3)There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries or any Real Property owned by the Company or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to the Company’s Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation;
(4)There are no agreements, orders, judgments, decrees or settlements involving the Company, any of its Subsidiaries, or with respect to any Real Property owned by the Company or any such Subsidiary by or with any court, regulatory agency, Governmental Authority or private person, imposing liability or obligations under or relating to any Environmental Law;
(5)Except as Previously Disclosed, there are and have been no releases from underground or above ground storage tanks or any other releases of Hazardous Materials or other conditions of contamination present at or released from any Real Property currently or, to the Company’s Knowledge, formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries or at any off-site location, for which the Company or any of its Subsidiaries has or could reasonably expect to incur material liability under or relating to Environmental Laws;
(6)To the Company’s Knowledge, there are no past, present or reasonably anticipated future remediation, investigations, clean-ups, exposure of persons to Hazardous Materials or environmental conditions that could reasonably be expected to give rise to material obligations or material liabilities of the Company or any of its Subsidiaries under any Environmental Law; and
(7)The Company has delivered to Parent copies of, all material environmental reports, studies, assessments, sampling data and memoranda in its possession relating to the Company or its Subsidiaries or any of their current or former properties or activities.
(s)Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by any collective bargaining agreement, contract or other agreement with a labor union or labor organization, and neither the Company nor any of its Subsidiaries is the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel the Company or any of its Subsidiaries to bargain with a labor union or labor organization. There is no pending or, to the Company’s Knowledge, threatened, nor has there been since January 1, 2013, any labor strike, walk-out, work stoppage, slow-down lockout or similar material labor dispute involving the Company or any of its Subsidiaries. Since January 1, 2013, to the Company’s Knowledge there has been no activity involving the Company or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
(t)Benefit Arrangements.
(1)The Company has Previously Disclosed a complete and correct list of all of its material Benefit Arrangements and all Benefit Arrangements that are employment, retention, change-in-control or severance plans or agreements. The Company has made available to Parent complete and correct copies of all material Benefit Arrangements and all Benefit Arrangements that are employment, retention, change-in-control or severance plans or agreements, including the current plan document and all amendments thereto and any related trust instruments, insurance contracts and loan agreements forming a part of any Benefit Arrangements, a written description of such Benefit Arrangement if not set forth in a written document, the most recently prepared actuarial report, and all material correspondence to or from any Governmental Authority in the last three (3) years (other than routine filings in the ordinary course) with respect to such Benefit Arrangement, and with respect to any “employee benefit plans” within the meaning of Section 3(3) of ERISA, the most recent summary plan descriptions and all summaries of material modifications thereto, the most recent IRS determination or opinion letter, and the two most recent annual reports on Form 5500 or 990 series and all schedules and financial statements attached thereto. The Company has Previously Disclosed a complete list of all employees of the Company or its Subsidiaries who may receive retention, severance or change-in-control payments, whether pursuant to a severance policy or otherwise, the amount of any such payments and the terms and conditions, including any plan, program or agreement, upon which such payments may become payable.
(2)The pricing for all outstanding and unexercised stock options to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Option Incentive Plan and any predecessor plan thereto and all agreements, notices and other documents related thereto (collectively, the “Company Stock Plans”), has been properly disclosed and accounted for in all material respects.
(3)All of the Company’s Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable Law. Each of the Company’s Benefit Arrangements subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Each of the Company’s Benefit Arrangements that is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received or applied for an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to the Company’s Knowledge, threatened, litigation relating to the Company’s Benefit Arrangements. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502(c) or (i) of ERISA in an amount that would be material.
(4)No liability under Subtitle C or D of Title IV of ERISA or Section 412 or 413 of the Code has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, “multiemployer plan”, within the meaning of Section 3(37) of ERISA, or “multiple employer plan”, within the meaning of Section 413(c) of the Code currently or formerly maintained or contributed to by any of them, or the single-employer plan, multiemployer plan or multiple employer plan of any Company ERISA Affiliate. Neither the Company nor any of its Subsidiaries has, currently or at any time within the last six (6) years, sponsored, maintained, contributed or been required to contribute to any “single employer plan”, “multiemployer plan”, or “multiple employer plan”, each as defined in this paragraph.
(5)All contributions required to be made under the terms of any of the Company’s Benefit Arrangements have been timely made and all obligations in respect of each of the Company’s Benefit Arrangements have been properly accrued or reflected on its most recent consolidated financial statements included in the Company Financial Statements in all material respects.
(6)Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligations for post-employment or post-retirement health, medical or life insurance benefits under any Benefit Arrangement or collective bargaining agreement, except as required by COBRA. Either the Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.
(7)Except as Previously Disclosed, there has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangements that would materially increase the expense of maintaining such Benefit Arrangements above the level of the expense incurred therefor for the most recent fiscal year. Except as provided under the existing terms of the Benefit Arrangements Previously Disclosed, and as Previously Disclosed, neither the Company’s execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, nor shareholder approval of the transactions contemplated hereby, either alone or in combination with another event, could (A) limit or restrict the Company’s right or, following the consummation of the transactions contemplated hereby, Parent’s right to administer, merge or amend in any respect or terminate any of the Company’s Benefit Arrangements, (B) entitle any of the Company’s employees or any employees of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, or (C) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements, except in the event such Benefit Arrangement is terminated in accordance with Section 6.12.
(8)Except as Previously Disclosed, without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) no amounts paid or payable (whether in cash, property, or in the form of benefits) by the Company or any of its Subsidiaries will be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Each Benefit Arrangement that provides for nonqualified deferred compensation subject to Section 409A of the Code has been and is, in all material respects, documented and operated in compliance with Section 409A of the Code. The parties acknowledge that this Section 5.2(t)(8) shall not apply to any Benefit Arrangements entered into at the discretion of Parent or between Parent and its affiliates, on the other hand, and a disqualified individual on the other hand (“Parent Arrangements”) so that, for the avoidance of doubt, compliance with this Section 5.2(t)(8) shall be determined as if such Parent Arrangements had not been entered into.
(9)Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Benefit Arrangement or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.
(u)Property.
(1)Except as Previously Disclosed, the Company has good, and, in the case of Owned Real Property, insurable, title to or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of Leased Real Property, a valid and enforceable leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by the Company or any of its Subsidiaries, free and clear of all Liens except for Permitted Liens. No other person has any interest in any mineral, mining, oil or gas rights to produce or share in the production of anything related thereto, relating to any Owned Real Property. With regard to Owned Real Property, except as Previously Disclosed, the Company or Subsidiary has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof. With regard to Leased Real Property, except as Previously Disclosed, the Company, each Subsidiary of the Company and, to the Company’s knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Lease.
(2)The Company has Previously Disclosed and made available to Parent (i) a complete and accurate list of all Owned Real Property (including OREO) and Leased Real Property (together, the “Real Property”) as of the date hereof, and (ii) complete and accurate copies of all Lease documents including leases, amendments, addendums, exhibits, letter agreements and similar documents relating to the Leased Real Property as of the date hereof. Neither the Company nor any of its Subsidiaries owns any residential Real Property as of the date hereof.
(v)Material Contracts.
(1)The Company has listed on Schedule 5.2(v)(1) of the Company’s Disclosure Schedule and made available to Parent complete and correct copies of the following Contracts (“Material Contracts”) to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or the Company’s or any of its Subsidiaries’ respective assets or properties may be subject as of the date hereof:
(A)any lease of real or material personal property;
(B)any partnership, limited liability company, joint venture or other similar agreement or arrangement;
(C)any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) as to which there are any material ongoing obligations or that was entered into on or after January 1, 2013;
(D)any Contract for the purchase of services, materials, supplies, goods, equipment or other assets or property that provides for either (i) annual payments of $100,000 or more, or (ii) aggregate payments of $200,000 or more;
(E)any Contract that creates future payment obligations in excess of $100,000 in the aggregate and that by its terms does not terminate or is not terminable without penalty or other payment upon notice of sixty (60) days or less, or any Contract that creates or would create a Lien;
(F)any Contract providing for a power of attorney on behalf of the Company or any of its Subsidiaries;
(G)any Contract, other than this Agreement or as contemplated hereby, providing for exclusive dealing or limiting the freedom of the Company, its Subsidiaries or any of the current or former employees of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any area, or that would so limit their freedom;

(H)any Contract, other than this Agreement, as to which there are material ongoing obligations the primary purpose of which is to disclose confidential information or require that the Company or any of its Subsidiaries guarantee, indemnify or hold harmless any person;
(I)any Contract, other than this Agreement, with (i) any Affiliate of the Company, (ii) any current or former director, officer, employee, consultant or shareholder of the Company or any Affiliate that provides for annual compensation in excess of $50,000, or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a person identified in clauses (i) or (ii) of this paragraph;
(J)any Contract with a Governmental Authority; and
(K)any other Contract not entered into in the ordinary course of business.
(2)Each Material Contract is a valid and legally binding agreement of the Company or a Subsidiary of the Company, as applicable, and, to the Company’s Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with the terms of such Contract (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. Neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Material Contract.
(3)To the extent required by GAAP, all liabilities and obligations under the Material Contracts have been fully accrued for in the books and records of the Company.
(4)The Company is in compliance with all obligations under each of the Investment Agreements, and no claim has been made against the Company by any person relating to, in connection with or arising from any of the Investment Agreements.
(w)Material Interests of Certain Persons. Except as Previously Disclosed, no officer or director of the Company or any of its Subsidiaries, or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material property (whether real or personal, tangible or intangible) or Material Contract of the Company or any of its Subsidiaries.
(x)Insurance Coverage. The Company and each of its Subsidiaries maintain commercially reasonable insurance coverage for normal risks incident to the respective businesses of the Company and each of its Subsidiaries and the respective properties and assets of the Company and each of its Subsidiaries. Such coverage is of a character and amount that is at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. The Company has Previously Disclosed a complete and correct list of each Contract representing such coverage as of the date hereof.
(y)Trust Business.
(1)Since January 1, 2008, the Company and each of its Subsidiaries has, in all material respects, properly administered all instruments, indentures, declarations, contracts, agreements, wills, resolutions or other documents, and the accounts related thereto, under which the Company or any of its Subsidiaries acts or has acted as an executor, administrator, trustee, fiduciary, representative, agent (including a custodian, paying agent or escrow agent), conservator, guardian or in a similar capacity (collectively, “Trust or Agency Agreements” and “Trust or Agency Accounts”), in accordance with the terms thereof and all applicable Law. Since January 1, 2013, neither the Company nor any of its Subsidiaries has (A) been subject to any claim for material damages, surcharged, disqualified or removed from any capacity held under any Trust or Agency Agreement or (B) been subject to any claim or received written notice questioning the validity or enforceability of any Trust or Agency Agreement. The Company and each of its Subsidiaries is eligible and qualified to act under each Trust or Agency Agreement to which it is a party and is not prohibited by applicable Law from performing its respective duties and obligations under any Trust or Agency Agreement.
(2)Neither the Company nor any of its Subsidiaries has taken any action, nor failed to take any action, which would, or with the giving of notice or the passage of time or both could, (A) constitute a material default, breach or violation, including a violation or breach of any fiduciary duty, under any Trust or Agency Agreement, or (B) cause the Company or any of its Subsidiaries to be subject to a claim for material damages, or to be surcharged, disqualified or removed from any capacity held under any Trust or Agency Agreement.
(3)Each Trust or Agency Agreement, and any amendment or modification thereto, was duly executed and delivered (or accepted) by, and constitutes a legal, valid agreement and binding appointment of, applicability to or obligation of, the Company or one of its Subsidiaries, and, to the Company’s Knowledge, each other party or beneficiary thereto (as applicable), in accordance with the term of those instruments.
(4)To the Company’s Knowledge, there has been no event of default or violation of any duty by any other party with respect to any Trust or Agency Accounts, including any agent or third party vendor employed by the Company or its Subsidiaries to perform or provide services for any one or more Trust or Agency Account.
(5)To the Company’s Knowledge, no event has occurred (including the execution and delivery of this Agreement and the consummation of the transactions contemplated herein) which would, or with the giving of notice or the passage of time or both could, constitute a default or violation of any duty by the Company or its subsidiaries or any other party to any Trust or Agency Agreement.
(6)All records kept by the Company and its Subsidiaries relating to or in connection with Trust or Agency Agreements (“Trust or Agency Records”) have been maintained in all material respects in accordance with the Company’s and its Subsidiaries’ customary practice, all applicable Law and the applicable Trust or Agency Agreement. The Trust or Agency Records reflect all dispositions and acquisitions of assets and receipt and disbursement of funds, and the Company or any Subsidiary of the Company, as the case may be, maintains a system of internal accounting controls, policies and procedures sufficient to make it reasonable to expect that (A) such transactions are executed in accordance with management’s general or specific authorizations, and (B) such transactions are recorded in all material respects in conformity with any applicable accounting principles and in such a manner as to permit preparation of financial statements in accordance with any applicable accounting principles, including applicable trust principal and income rules, and fiduciary standards and any other criteria applicable to such statements and to maintain accountability for assets.
(7)All assets held by the Company or any of its Subsidiaries pursuant to a Trust or Agency Agreement are in the possession or control of the Company or one of the Subsidiaries. The Company and its Subsidiaries regularly perform an audit comparing the assets required to be held by the Company or one of its Subsidiaries pursuant to the Trust or Agency Agreements against the assets actually held by the Company and its Subsidiaries pursuant to the Trust or Agency Agreements, and no such audit has indicated any material discrepancies.
(z)Loans.
(1)To the Company’s Knowledge, each loan, revolving credit facility, letter of credit, lease or other extension of credit or commitment to extend credit, including any loan participation or syndication (collectively, “Loans”), made or entered into by the Company or any of its Subsidiaries is evidenced by written promissory notes, loan agreements or other evidences of indebtedness (and have not been subsequently modified by any oral commitments, extensions or waivers), which, together with all security agreements, mortgages, guarantees and other related documents, are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company’s Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), are in full force and effect and are in material compliance with all applicable Law. Each Loan was originated and has been serviced in (A) the ordinary course of business and consistent with past practices, (B) accordance with the Company’s and its Subsidiaries’ policies and procedures, a list of which is included in Schedule 5.2(z)(1) of the Company’s Disclosure Schedule and copies of which have been made available to Parent, and (C) compliance in all material respects with all applicable Law. Each Loan, to the extent secured, is secured by a valid, enforceable and perfected Lien on the secured property described in the applicable security agreement. Neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Loan. The Company has Previously Disclosed a complete and correct list of all Loans that have been classified by it or any Governmental Authority as “Special Mention”, “Substandard”, “Loss”, “Classified”, “Criticized”, “Watch”, “Past Due”, “Doubtful” or words of similar import as of May 31, 2016, and all Loans have been properly classified and risk rated by the Company and its Subsidiaries.
(2)The provisions for loan losses contained in the Company Financial Statements were established in accordance with past practices and experiences of the Company and its Subsidiaries and in accordance with the requirements of GAAP and are adequate thereunder.
(3)The Company has made available to Parent true and correct copies of the Loan files related to each individual Loan, note, borrowing arrangement and other commitment for credit relationships with a customer commitment greater than or equal to $50,000, in the case of consumer customers (as defined in the Company’s loan files), and greater than or equal to $100,000, in the case of all other customers, between the Company or any of its Subsidiaries, on the one hand, and a single third party obligor, on the other hand, as of March 31, 2016, a list of which has been made available to Parent.
(4)Except as Previously Disclosed, none of the Contracts pursuant to which the Company or any of its Subsidiaries has sold any Loans or pools of, or participations in, Loans contains any obligation to repurchase or reacquire part or all of such Loans, any collateral related thereto or such pools or participations, and all Loans or pools of, or participations in, Loans sold by the Company or any of its Subsidiaries have been sold without recourse.
(aa)Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and other option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), whether entered into for the account of the Company or one of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable Law. All Interest Rate Instruments are valid and legally binding obligations of the Company or one of its Subsidiaries and, to the Company’s Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither the Company nor any of its Subsidiaries, and, to the Company’s Knowledge, any counterparty or counterparties, is in material breach of any provision of or in material default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. The Company has Previously Disclosed a complete and correct list of all Interest Rate Instruments as of the date hereof.
(bb)Sufficiency of Assets. The Company and each of its Subsidiaries own good and marketable title to, or have the valid right to use under a lease or license of, all the material assets and rights used in the operation of the Company’s and each of its Subsidiaries’, as applicable, businesses as currently conducted. Such assets and rights constitute all of the material assets, tangible and intangible, of any nature whatsoever, used in the operation of such businesses as currently conducted.
(cc)Collateralized Debt Obligations. All collateralized debt obligations owned by the Company and its Subsidiaries satisfy all conditions contained in 12 C.F.R. § 44.16 and 12 C.F.R. § 248.16, as applicable, necessary to permit the Company and its Subsidiaries to continue holding such collateralized debt obligations in accordance with applicable Law and have been Previously Disclosed.
(dd)Mortgage Banking Activities. To the Company’s Knowledge, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. To the Company’s Knowledge, no Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or, to the Company’s Knowledge, any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise. The Company has Previously Disclosed a complete list of each repurchase claim that the Company or any of its Subsidiaries has been subject to over the past two (2) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter.
(ee)No Other Representations or Warranties.
(1)Except for the representations and warranties made by the Company in this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.

(2)The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.
5.3Representations and Warranties of Parent. Except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:
(a)Organization, Standing and Authority. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. Parent is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of its business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.
(b)Parent Stock. As of the date hereof, the authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 1,000,000 shares of Parent Preferred Stock. As of the business day immediately preceding the date hereof, 81,388,737 shares of Parent Common Stock (which number includes 930,601 shares of Parent Common Stock granted in respect of outstanding Parent Restricted Stock Awards) and no shares of Parent Preferred Stock are outstanding. As of the business day immediately preceding the date hereof, (1) 466,394 shares of Parent Common Stock are subject to Parent Stock Options granted under the Parent Stock Plans, (2) 89,238 shares of Parent Common Stock are reserved for issuance upon settlement of outstanding Parent Restricted Stock Unit Awards granted under the Parent Stock Plans and (3) 745,057 shares of Parent Common Stock are reserved for issuance upon settlement of outstanding Parent Performance Share Awards (assuming maximum performance) granted under the Parent Stock Plans. The outstanding shares of Parent Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and are not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement, Parent Restricted Stock Awards, Parent Stock Options, Parent Restricted Stock Unit Awards and Parent Performance Share Awards, in each case, issued as of the date hereof, and the Parent Stock Plans, as of the date hereof, Parent does not have any Rights issued or outstanding, any shares of Parent Stock reserved for issuance, or any commitment or agreement that obligates Parent to authorize, issue, transfer, purchase, redeem, sell or otherwise acquire any Parent Stock or any Rights. The shares of Parent Common Stock to be issued in the Merger, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).
(c)Significant Subsidiaries.
(1)Parent owns, directly or indirectly, all the outstanding equity securities of its Significant Subsidiaries free and clear of Liens, and all such equity securities have been duly authorized and are validly issued and outstanding, fully paid and non-assessable. No equity securities of any of Parent’s Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise. There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound to sell or otherwise transfer any equity securities of any of Parent’s Significant Subsidiaries (other than to Parent or one of its wholly owned Subsidiaries). There are no contracts, commitments, arrangements or understandings by which Parent or any of its Significant Subsidiaries is or may become bound that relate to Parent’s or any of its Significant Subsidiaries’ rights to vote or dispose of any equity securities of any of Parent’s Significant Subsidiaries. Each of Parent’s Significant Subsidiaries that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act.
(2)Each of Parent’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or leasing of its assets or property or the conduct of such Significant Subsidiary’s business requires such qualification, except for any failure to be so qualified that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.
(d)Power. Parent and each of its Subsidiaries (including Merger Sub) has the corporate (or comparable) power and authority to own and operate their respective assets and properties and to conduct their respective business as such businesses are now being conducted. Parent and each of its Subsidiaries (including Merger Sub) has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
(e)Authority. Parent has duly executed and delivered this Agreement and has taken all corporate action necessary for it to execute and deliver this Agreement. Each of Parent’s Subsidiaries (including Merger Sub) to be party to any document or agreement in connection with the transactions contemplated hereby has taken all corporate (or comparable) action necessary for it to execute and deliver such document or agreement. Subject only to (1) the approval of the issuance of Parent Common Stock in the Merger (the “Parent Common Stock Issuance”) by holders of a majority of the total votes cast by holders of Parent Common Stock on the Parent Common Stock Issuance at the Parent Meeting and (2) the receipt of the affirmative vote of Parent, as holder of all outstanding shares of common stock issued by Parent Bank Sub, this Agreement, the Merger and the transactions contemplated hereby have been authorized by all necessary corporate action on the part of Parent and each of its Subsidiaries. This Agreement is Parent’s valid and legally binding obligation, enforceable in accordance with its terms.
(f)Consents and Approvals. No notices, applications or other filings are required to be made by Parent or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by Parent or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by

Parent of this Agreement or the consummation of the transactions contemplated hereby, except for (1) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods, required by federal and state banking authorities, including applications and notices under the BHC Act and the Bank Merger Act with the Board of Governors of the Federal Reserve System (acting through the appropriate Federal Reserve Bank as allowed), and applications and notices (including those required under the Illinois Banking Act) to the Illinois Department of Financial and Professional Regulation, (2) receipt of the stockholder approval described in Section 5.3(e), (3) filing of the Registration Statement with the SEC, and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (4) filings of any required applications and notices with, and receipt of any required approvals from, any Governmental Authority with responsibility for enforcing any state securities Law, (5) the filing of the Articles of Merger with respect to the Merger, the certificate of merger and articles of merger with respect to the Parent Merger and the articles of merger with respect to the Bank Merger, and (6) filings with applicable securities exchanges to obtain the listing authorizations contemplated by this Agreement.
(g)No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.3(f), and the expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with in any material respect, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) Parent’s Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of Parent or any of its Subsidiaries, or by which Parent or any of its Subsidiaries is bound or affected, or to which Parent or any of its Subsidiaries or Parent’s or any of its Subsidiaries’ respective businesses, operations, assets or properties is subject or receives benefits or (3) any Law.
(h)Financial Advisors. None of Parent, its Subsidiaries or any of Parent’s or any of its Subsidiaries’ directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that, in connection with this Agreement, Parent has retained Sandler O’Neill & Partners, L.P. as its financial advisor.
(i)Financial Reports and Regulatory Filings.
(1)Parent’s Annual Reports on Form 10-K for the years ended December 31, 2014 and 2015, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to January 1, 2014 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC or as thereafter amended prior to the date hereof (collectively, the “Parent SEC Filings”), as of the date filed or amended prior to the date hereof, as the case may be, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any of the Parent SEC Filings (including the related notes and schedules) fairly presented or will fairly present in all material respects Parent’s financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income, comprehensive income and changes in stockholders’ equity and cash flows in the Parent SEC Filings (including any related notes and schedules thereto) fairly presented or will fairly present in all material respects, the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.
(2)Parent (A) has designed disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof and to Parent’s Knowledge, to Parent’s auditors and the audit committee of the board of directors of Parent (i) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and has identified for Parent’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.
(3)Since January 1, 2013, Parent and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any applicable Governmental Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Authority with which they were filed.
(j)Absence of Certain Changes. Since December 31, 2015, no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Parent. As of the date hereof, to the extent required by GAAP, all material liabilities and material obligations of Parent and its Subsidiaries have been reflected, disclosed or reserved against in the Parent SEC Filings, and since December 31, 2015 through the date hereof, other than in the ordinary and usual course of business consistent with past practice, Parent and its Subsidiaries have not incurred any material obligation or liability, whether or not accrued, contingent or otherwise required to be reflected on a balance sheet (or notes thereto) prepared in accordance with GAAP.
(k)Litigation. There is no action, suit, claim, hearing, dispute, investigation or proceeding pending or, to Parent’s Knowledge, threatened against or affecting Parent or any of its Subsidiaries (and Parent is not aware of any basis for any such action, suit, claim, hearing, dispute, investigation or proceeding), nor is there any judgment, order, decree, injunction or ruling of any Governmental Authority or arbitration outstanding against Parent or any of its Subsidiaries (or in the process of being issued), except, in each case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent.
(l)Compliance with Laws. Parent and each of its Subsidiaries:
(1)conducts its business in all material respects in compliance with all Law applicable thereto or to the employees conducting such businesses;
(2)currently has a rating of “Satisfactory” or better under the Community Reinvestment Act of 1977;
(3)has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its assets and properties and to conduct its business as it is now being conducted, and all such material permits, licenses, authorizations, orders and approvals are in full force and effect and, to its Knowledge, no suspensions or cancellations are threatened;
(4)has received, since January 1, 2013, no written notification from a Governmental Authority (A) asserting that it is not in material compliance with any of the Laws that such Governmental Authority enforces, (B) threatening to suspend, cancel, revoke or condition the continuation of any material permit, license, authorization, order or approval or (C) restricting or disqualifying, or threatening to restrict or disqualify, its activities, except, in the case of each of clauses (A), (B) and (C), as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole; and
(5)is in substantial compliance with all applicable NASDAQ listing and corporate governance standards.
(m)Regulatory Matters. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to, or has been advised that Parent or any of its Subsidiaries is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Parent or any of its Subsidiaries.
(n)Available Funds. Parent has or will have available to it funds necessary to satisfy its obligations in connection with the Merger and the transactions contemplated hereby.
(o)Ownership of Company Common Stock. Except for shares of Company Common Stock that Parent or any of its Subsidiaries may hold as an executor, administrator, trustee, agent, guardian, fiduciary or in a similar capacity for another person, neither Parent nor any of its Subsidiaries is the record owner or “beneficial owner”, as such term is used in Section 13(d) of the Exchange Act, and the rules and regulations of the SEC thereunder, of any shares of Company Common Stock as of immediately prior to the execution and delivery of this Agreement.
(p)Ownership and Operation of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Stock, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business other than (x) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (y) in relation to this Agreement, the Merger and the other transactions contemplated hereby.
(q)Environmental Matters. Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Parent:
(1)The operations, assets and properties of Parent and each of its Subsidiaries are and have at all times since January 1, 2008 been in compliance with applicable Environmental Laws;
(2)Parent and each of its Subsidiaries has obtained, and is in material compliance with, all authorizations, licenses and permits required under Environmental Laws required in connection with the occupancy of their assets and properties and the operation of their respective businesses as presently conducted;
(3)There are no proceedings, claims, actions, notices of violation or investigations of any kind, pending or, to Parent’s Knowledge, threatened, against Parent any of its Subsidiaries or any asset or property owned by Parent or any such Subsidiary in any court, agency or arbitral body or by any Governmental Authority, arising under or relating to any Environmental Law, and to Parent’s Knowledge there is no reasonable basis for any such pending or threatened proceeding, claim, action, notice of violation or investigation;
(4)There are no agreements, orders, judgments, decrees or settlements involving Parent or any of its Subsidiaries, or with respect to any asset or property owned by Parent or any such Subsidiary by or with any court, regulatory agency, Governmental

Authority or private person, imposing liability or obligations under or relating to any Environmental Law;
(5)There are no releases from underground or above ground storage tanks or any other releases of Hazardous Materials or other conditions of contamination present at or released from any asset or property currently, or to Parent’s Knowledge, formerly owned, operated or otherwise used by Parent or any of its Subsidiaries or at any off-site location, for which Parent or any of its Subsidiaries has or could reasonably expect to incur liability under or relating to Environmental Laws; and
(6)To Parent’s Knowledge, there are no past, present or reasonably anticipated future remediation, investigations clean-ups, exposure of persons to Hazardous Materials or environmental conditions that could reasonably be expected to give rise to obligations or liabilities of Parent or any of its Subsidiaries under any Environmental Law.
(r)ERISA. All of the Parent’s Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with and have been operated and administered in all material respects in accordance with their respective terms and ERISA, the Code and other applicable laws. Each of the Parent’s Benefit Arrangements subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, opinion or advisory letter, as applicable, from the IRS or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances reasonably likely to result in the loss of the qualification of such Pension Plan under Section 401(a) of the Code. None of the Parent, any of its Subsidiaries or any Parent ERISA Affiliate has incurred or reasonably expects to incur any liability or obligation under Title IV of ERISA (other than the timely payment of premiums to the Pension Benefit Guaranty Corporation in the ordinary course of business) or a lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.
(s)Loans. To Parent’s Knowledge, each Loan made or entered into by Parent or any of its Subsidiaries is evidenced by written promissory notes, loan agreements or other evidences of indebtedness (and have not been subsequently modified by any oral commitments, extensions or waivers), which, together with all security agreements, mortgages, guarantees and other related documents, are valid and legally binding obligations of Parent or one of its Subsidiaries and, to Parent’s Knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), are in full force and effect and are in material compliance with all applicable Law. To Parent’s Knowledge, each Loan was originated and has been serviced in (A) the ordinary course of business and consistent with past practices, (B) accordance with Parent’s and its Subsidiaries’ policies and procedures, copies of which have been made available to the

Company, and (C) compliance in all material respects with all applicable Law. To Parent’s Knowledge, each Loan, to the extent secured, is secured by a valid, enforceable and perfected Lien on the secured property described in the applicable security agreement.
(t)No Other Representations or Warranties.
(1)Except for the representations and warranties made by Parent in this Agreement, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.
(2)Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in this Agreement.
ARITCLE 6
Covenants
6.1Commercially Reasonable Efforts.
(a)Subject to the terms and conditions of this Agreement and prior to the Effective Time, the Company and Parent will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Law, so as to permit consummation of the Merger and the Subsequent Mergers as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate with, and furnish information to, the other party to that end.
(b)The Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 7.
(c)From time to time on or prior to the Closing Date, the Company and Parent shall promptly, after it becomes aware, supplement any of its representations and warranties with respect to any fact, change, event or circumstance that has had or is reasonably be likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein by delivering a supplemental Disclosure Schedule (“Supplemental Disclosure Schedule”); provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.1(c) or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this

Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3. The information contained in any such Supplemental Disclosure Schedule shall not be deemed to have modified any of the representations and warranties of the Company or Parent contained in this Agreement or be considered Previously Disclosed unless it is expressly accepted as such in writing by the other party.
6.2Stockholder Approvals. (a) As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Company Board will submit to its shareholders the Company Shareholder Matters and any other matters required to be approved or adopted by such shareholders in order to carry out the intentions of this Agreement and the transactions contemplated hereby. In furtherance ofthat obligation, the Company will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”) as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective) to consider and vote upon approval of the Company Shareholder Matters and any such other matters. The Company and the Company Board, as applicable, will each use its reasonable best efforts to obtain from each class of the Company’s shareholders the required vote to approve the Company Shareholder Matters and any such other matters, including soliciting proxies through the Joint Proxy Statement in accordance with applicable Law and recommending that the Company’s shareholders vote in favor of the Company Shareholder Matters (and including such recommendation in the Joint Proxy Statement). The Company shall provide Parent with a reasonable opportunity to review and comment upon all proxy materials prior to the distribution of such proxy materials to shareholders of the Company and all such proxy materials shall be reasonably satisfactory to Parent prior to the distribution thereof. However, if the Company Board, after consultation with outside advisors including its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that continuing to recommend this Agreement and the Company Shareholder Matters would result in a violation of its fiduciary duties under applicable Law, then, in submitting this Agreement and the Merger to the Company Meeting, the Company Board may withhold or withdraw or modify in a manner adverse to Parent its recommendation that Company’s shareholders approve this Agreement or submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Company Board may not take any actions under this sentence until after giving Parent at least five (5) business days to respond to such Acquisition Proposal or other event or circumstances giving rise to the determination by the Company Board to take such action (and, in the event such action is taken in response to an Acquisition Proposal, after giving Parent notice of the third party in the Acquisition Proposal and the material terms and conditions of the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Parent. Any material amendment to any

Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2 and will require a new notice period as referred to in this Section 6.2. Nothing in this Agreement shall be interpreted to excuse (1) the Company or the Company Board from complying with its obligation to submit this Agreement and the other Company Shareholder Matters to its shareholders at the Company Meeting or (2) any party to a Common Voting Agreement from complying with its obligations thereunder. Neither the Company nor the Company Board shall submit any Acquisition Proposal other than the Merger to the vote of its shareholders unless this Agreement shall have first been terminated in accordance with its terms.
(b)The Company shall adjourn or postpone the Company Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Voting Common Stock or Company Non-Voting Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Company has not received proxies representing a sufficient number of shares necessary to approve all of the Company Shareholder Matters, and the Company shall continue to use all reasonable best efforts to assist in the solicitation of proxies from shareholders relating to the approval of the Company Shareholder Matters. The Company shall only be required to adjourn or postpone the Company Meeting twice pursuant to this Section 6.2(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened, and the Company Shareholder Matters shall be submitted to the shareholders of the Company at the Company Meeting for approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligation.
(c)As promptly as practicable following the date upon which the Registration Statement, filed pursuant to Section 6.5, shall have become effective (but in any event within forty-five (45) days thereof), the Board of Directors of Parent will submit to its stockholders the Parent Common Stock Issuance. In furtherance of that obligation, Parent will take, in accordance with applicable Law and its Constituent Documents, all action necessary, proper, desirable or advisable to convene a meeting of its stockholders (including any adjournment or postponement, the “Parent Meeting”) as promptly as practicable (but in any event within forty-five (45) days of the Registration Statement becoming effective) to consider and vote upon approval of the Parent Common Stock Issuance. Parent and the Board of Directors of Parent, as applicable, will use its reasonable best efforts to obtain from Parent’s stockholders a vote approving the Parent Common Stock Issuance, including soliciting proxies through the Joint Proxy Statement in accordance with applicable Law and recommending that Parent’s stockholders vote in favor of the Parent Common Stock Issuance (and including such recommendation in the Joint Proxy Statement).
(d)Parent and the Company shall cooperate to schedule and convene the Parent Meeting and the Company Meeting on the same date. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the stockholders of each party.

6.3Regulatory Applications; Third-Party Consents.
(a)Prior to the Effective Time, the Company and Parent and their respective Subsidiaries will cooperate and use reasonable best efforts to prepare as promptly as practicable all documentation, to make all filings and to obtain all consents, approvals, permits and other authorizations of all Governmental Authorities necessary to consummate the Merger and the other transactions contemplated hereby, including the Subsequent Mergers, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a material and adverse effect on Parent or the Surviving Corporation, (the “Requisite Regulatory Approvals”), and to make and obtain all other Required Third‑Party Consents; notwithstanding the foregoing, Parent and the Company will use reasonable best efforts to prepare and file, or cause their respective Subsidiaries to prepare and file, any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals within twenty-five (25) days of the date of this Agreement. Each of the Company and Parent will have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable Law relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and the Required Third-Party Consents, other than any information which is otherwise confidential. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby, and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.
(b)The Company and Parent will, upon request (but subject to applicable confidentiality requirements), furnish the other party with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary, proper, desirable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Affiliates with or to any third party or Governmental Authority in connection with the transactions contemplated hereby and to respond to any comment letters received in connection therewith.
(c)Notwithstanding the foregoing or anything else in this Agreement:
(1)The Company (or any Subsidiary thereof) shall not amend, modify, extend, supplement or waive any of the material terms and conditions of any Material Contract without the prior written consent of Parent, nor shall the Company or any Subsidiary thereof, without the prior written consent of Parent, pay or commit to pay to any person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment to incur any liability or other obligation to such person in connection with such consent, waiver or approval, except for immaterial customary fees and expenses expressly imposed by the terms of any such

Material Contract; provided that in connection therewith, Parent shall not unreasonably withhold, condition or delay its consent; and
(2)Nothing shall require Parent to, and the Company and its Subsidiaries shall not, without the prior written consent of Parent, agree to, take any action or commit to take any action in connection with, or agree to any condition on, or request with respect to, any Requisite Regulatory Approval that would (i) materially and adversely affect the business, operations or financial condition of Parent (measured on a scale relative to the Company and its Subsidiaries, taken as a whole), (ii) require Parent or any of its Subsidiaries to make any material covenants or commitments, or complete any divestitures, whether prior to or subsequent to the Closing, (iii) result in a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole or (iv) or restrict in any material respect or impose a material burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (for purposes of clause (iv), materiality shall be measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Burdensome Condition”).
6.4Exchange Listing. Parent will use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.
6.5SEC Filings.
(a)Parent will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof (the “Joint Proxy Statement”) and all related documents). The parties agree to cooperate, and to cause their Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement and to use their reasonable best efforts to cause the filing of the Registration Statement with the SEC within sixty (60) days following the date of this Agreement. Parent will use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness (including by filing any necessary amendments or supplements) of such Registration Statement until the Effective Time. Parent also agrees to use all reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. The Company agrees to promptly furnish to Parent all information concerning the Company, its Affiliates, officers, directors and shareholders as may be reasonably requested in connection with the foregoing, in a form appropriate (or from which such information can be derived in a commercially reasonable manner) for usage in such document or any such other use.

(b)The Company and Parent each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. The Company and Parent each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.
(c)Parent shall promptly provide the Company with all comment letters from the SEC or its Staff pertaining to the Registration Statement or the Joint Proxy Statement relating to the Company. The Company will, upon request, promptly furnish Parent with all information concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary, proper, desirable or advisable in order for Parent to respond promptly to any comments received from the SEC. Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
6.6Press Releases. Each party will consult with the other before issuing any press release, employee communication or other shareholder communication with respect to the Merger or this Agreement and will not issue any such press release or make any such communication without the prior written consent of such other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior written consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such communication as may be required by applicable Law or securities exchange rules. The Company and Parent will cooperate to develop all public communications of the Company and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.
6.7Acquisition Proposals. The Company agrees that it will not, and will cause its Subsidiaries and its and its Subsidiaries’ Representatives, agents, advisors and affiliates not to, solicit or encourage in any way inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal and the Company Board concludes in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions if the Company Board concludes in good faith, after consultation with its outside legal counsel, that failure to take such actions would be result in a violation of its fiduciary duties under applicable Law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the confidentiality provisions set forth in the Confidentiality Agreement (without regard to any modification thereof pursuant hereto or lapse of time). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will promptly advise Parent following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Parent apprised of any related developments on a current basis.
6.8Takeover Laws and Provisions. The Company will not take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and will take or cause to be taken all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.
6.9Access; Information.
(a)The Company and Parent each agree that upon reasonable notice and subject to applicable Law relating to the exchange of information, each will (and will cause its Subsidiaries to) afford each other, and their respective Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information in its possession or control as either the Company or Parent may reasonably request under the circumstances, including for purposes of facilitating the Conversion and the integration of the Company and its Subsidiaries with Parent and its Subsidiaries. In addition, the Company will furnish promptly to Parent (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state banking or securities Laws, and (2) all other information in its possession or control concerning the business, properties and personnel of it and its Subsidiaries as Parent may reasonably request. In addition, the Company shall provide Parent biweekly or monthly, as applicable, general ledger reports and reports of all new Loans greater than $100,000, deposits, non-performing loans, OREO and Loans in the process of being negotiated, renegotiated, extended, renewed, modified or having a forbearance granted, in each case for each biweekly period beginning with the first full week after the date hereof until the Effective

Time as promptly as they become available. The Company and Parent each agree to promptly notify the other of any action, suit, claim, hearing, dispute, subpoena, investigation or proceeding commenced, or to the Knowledge of the Company or Parent, as applicable, threatened against the Company or Parent or any of their respective Subsidiaries that are related to the transactions contemplated by this Agreement. Neither the Company nor Parent will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any binding agreement with any third party. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Each of the Company and Parent shall use commercially reasonable efforts to minimize any interference with the regular business operations of the Company or Parent and their respective Subsidiaries, as applicable, during any such access.
(b)No investigation by Parent or the Company of, or Knowledge that Parent or the Company may have with respect to, the business and affairs of the other party, pursuant to this Section 6.9 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Parent’s or the Company’s, as applicable, obligation to consummate the transactions contemplated hereby.
(c)Each of Parent and the Company will hold any information it may obtain from the other in connection with this Agreement and the transactions contemplated hereby which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.
6.10Supplemental Indentures. At or before the Effective Time, Parent and the Company will execute and deliver, or cause to be executed and delivered, by or on behalf of Parent and the Company, one or more supplemental indentures and other instruments, and take or cause to be taken all such other action, required for the due assumption of the Company’s outstanding debt, guarantees, securities, and (to the extent Previously Disclosed by the Company) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.
6.11Indemnification.
(a)Following the Effective Time, Parent will indemnify, defend and hold harmless the present directors and officers (when acting in such capacity) of the Company (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities as incurred, and will advance expenses, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), in accordance with the Constituent Documents of Company in effect on the date hereof, to the extent permitted under applicable Law.
(b)Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent; provided that failure so to notify will not affect the obligations of Parent under Section 6.11(a) unless and to the extent that Parent is actually and materially prejudiced as a consequence.
(c)For a period of six (6) years following the Effective Time, Parent shall use its commercially reasonable efforts to provide that portion of directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of the Company or of any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company; provided, however, that in no event shall Parent be required to expend more than two hundred fifty percent (250%) of the current annual amount expended by the Company (the “Current Premium”) to maintain or procure such directors’ and officers’ insurance coverage for a comparable six (6) year period; provided, further, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c), Parent shall use its commercially reasonable efforts to obtain as much comparable insurance as is available for two hundred fifty percent (250%) of the Current Premium; provided, further, that officers and directors of the Company or any Subsidiary thereof may be required to make application and provide customary representations and warranties to the responsible insurance carrier for the purpose of obtaining such insurance. In lieu of this Section 6.11(c), the Company may, and at the request of Parent shall, in each case in consultation with and only with Parent’s consent (which shall not be unreasonably withheld, conditioned or delayed), obtain at or prior to the Effective Time a six (6) year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in this Section 6.11(c) if and to the extent that the same may be obtained for an amount that does not exceed two hundred fifty percent (250%) of the Current Premium. Any amounts expended by the Company in accordance with this Section 6.11(c) shall not be considered Transaction Expenses for purposes of this Agreement.
(d)If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all its assets to any other entity, then and in each case, but only to the extent not effected by operation of law, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.11.
(e)The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.
6.12Benefits Arrangements.
(a)Termination of Company 401(k) Plan.

(1)At least five (5) business days prior to the Effective Time, the Company shall have adopted resolutions of its board of directors to terminate the Company’s 401(k) & Profit Sharing Plan (the “Company 401(k) Plan”) effective immediately prior to the Effective Time and to fully vest all participants in such Company 401(k) Plan. Before adopting such resolutions, the Company shall provide a draft of such resolutions to Parent for an opportunity to comment thereon, which Parent shall not unreasonably delay.
(2)The Company or its Subsidiaries shall make contributions to the Company 401(k) Plan with respect to the plan year commencing January 1, 2016 (and if applicable any subsequent plan year commencing prior to the Effective Time) and ending on the date of the Company 401(k) Plan termination in accordance with the terms of the Company 401(k) Plan.
(3)Immediately after the Effective Time, Parent shall offer participation in Parent’s tax-qualified defined contribution plan (“Parent 401(k) Plan”) to each person who was an active participant in the Company 401(k) Plan as of the date of its termination. Parent shall permit the Parent 401(k) Plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) of eligible amounts (including outstanding loans) distributed to employees from the Company 401(k) Plan.
(b)Termination of Non-Qualified Deferred Compensation Plan. Within the thirty (30) days prior to the Effective Time, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate the Company’s Non-Qualified Deferred Compensation Plan (the “DCP”) effective as of the Effective Time and provide for lump sum payment of the benefits thereunder within ten (10) business days after the Effective Time and to facilitate the administration of the DCP by Parent after the Effective Time.
(c)Section 280G Shareholder Vote. The Company shall (i) at least seven (7) business days prior to the Closing Date, use its reasonable best efforts to obtain from each “disqualified individual” (as defined under Section 280G of the Code and the regulations promulgated thereunder) an irrevocable waiver by such individual of any and all payments or other benefits contingent on the consummation of the transactions contemplated hereby to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code and (ii) at least five (5) business days prior to the Closing Date, submit for approval by its shareholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Shareholder Vote”), any payments that could constitute a “parachute payment” pursuant to Section 280G of the Code such that if such vote is adopted by the shareholders in a manner that satisfies the shareholder approval requires under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (the “280G Approval”). In connection with the foregoing and at least five (5) business days prior to distribution to shareholders for the 280G Shareholder Vote, the

Company shall deliver to Parent true and complete copies of all disclosure, waiver and other documents required to be prepared by the Company in connection with this Section 6.12(c), for review and comment by Parent thereon. The parties acknowledge that this Section 6.12(c) shall not apply to any Parent Arrangements, unless such arrangements have been disclosed to the Company at least ten (10) days prior to the Closing Date, so that, for the avoidance of doubt, compliance with this Section 6.12(c) shall be determined as if such Parent Arrangements that are not so disclosed had not been entered into. Prior to the Closing Date, if and to the extent required by Section 280G of the Code, the Company shall deliver to Parent evidence that a vote of the Company’s shareholders was solicited in accordance with the foregoing provisions of this Section 6.12(c) and that either (1) 280G Approval was obtained, or (2) that 280G Approval was not obtained.
(d)Severance Benefits. Following the Effective Time and ending on the first anniversary thereof, Parent or its Subsidiaries shall cause the employees of the Company or the Company Bank Sub to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay and benefits that are no less favorable than the severance payments and benefits set forth in the Company’s Previously Disclosed Severance Pay Benefit Policy, based on such Covered Employee’s base salary or hourly wage rate with the Company immediately prior to the Effective Time. In connection with the foregoing, such terminated employees shall receive service credit for years of continuous service with the Company or its Subsidiaries and Parent and its Subsidiaries for purposes of determining the amount of any severance pay under such policy. Notwithstanding the foregoing, no Company employee or Company Bank Sub employee eligible to receive severance benefits under an employment agreement shall be entitled to participate in the severance policy described in this Section 6.12(d) or to otherwise receive severance benefits.
(e)Participation in Parent and Parent Bank Sub Benefit Arrangements. Following the Effective Time, Parent shall maintain or cause to be maintained employee benefit plans for the benefit of employees (as a group) who are employees of the Company or Company Bank Sub on the Closing Date (“Covered Employees”) that provide employee benefits which are made available from time to time on a uniform and non-discriminatory basis to similarly situated employees of Parent and Parent Bank Sub, as applicable, in accordance with the terms and conditions of such plans in effect from time to time; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or Parent Bank Sub; and (ii) until such time as Parent shall cause Covered Employees to participate in the benefit plans that are made available to similarly situated employees of Parent and Parent Bank Sub, a Covered Employee’s continued participation in employee benefit plans of the Company or Company Bank Sub shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Parent or Parent Bank Sub Benefit Arrangements may commence at different times with respect to each such Benefit Arrangement). To the extent that a Covered Employee becomes eligible to participate in a Parent or Parent Bank Sub Benefit Arrangement, Parent or Parent Bank Sub shall cause such Benefit Arrangement to take into account for eligibility and vesting purposes thereunder only (and not, other than in the case of vacation benefits, for benefit accrual) the service of such employees with the Company or Company Bank Sub as if such service were with Parent or Parent Bank Sub, to the same extent that such service was credited under a comparable Benefit Arrangement sponsored or maintained by the Company or Company Bank Sub, and, with respect to welfare benefit plans of Parent or Parent Bank Sub in which Covered Employees are eligible to participate, Parent agrees to cause each such welfare benefit plan to waive any preexisting conditions, waiting periods and actively at work requirements under such plans. In no event shall such recognition of service operate to duplicate any benefits of a Covered Employee with respect to the same period of service. For purposes of each Parent health plan, Parent shall cause any eligible expenses incurred by Covered Employees and their covered dependents during the portion of the plan year of the comparable plan of the Company or Company Bank Sub ending on the date such employee’s participation in the corresponding Parent plan begins to be taken into account under such Parent plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his covered dependents for the applicable plan year of the Parent plan.
(f)Amendments; No Third Party Rights. This Section 6.12 shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.12. In no event shall the terms of this Agreement be deemed to (1) establish, amend, modify, change or terminate any Benefit Arrangement of the Company or its Subsidiaries or Parent or its Subsidiaries, (2) alter or limit the ability of Parent or its Subsidiaries to amend, modify, change or terminate any Benefit Arrangement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, (3) confer upon any current or former employee or other service provider of the Company or its Subsidiaries, any right to employment or continued employment or continued service with Parent or of its Subsidiaries, or constitute or create an employment or agreement with, or modify the at-will status of any, employee or other service provider, (4) permit any payment to be made to an employee or service provider of the Company or its Subsidiaries that requires prior approval or non-objection from a Governmental Authority without obtaining such prior approval or non-objection or (5) alter or limit the ability of Parent or its Subsidiaries to exercise discretion with respect to eligibility, participation, amounts awarded or payable, or benefits provided, under the terms or provisions of any Benefit Arrangement of Parent or its Subsidiaries.
6.13Conversion, Data Processing and Related Matters. Prior to the Effective Time, the parties agree to cooperate and to employ their commercially reasonable efforts to plan, execute and complete the Conversion in an orderly and efficient manner as of the Effective Time, or at such later time as Parent may determine; provided, that in no event shall the Conversion become effective prior to the Effective Time. Commencing as of the date of this Agreement, the Company and Parent shall each appoint qualified staff members to act as project managers for the Conversion (each, a “Conversion Project Manager”). Such Conversion Project Managers shall act as the principal contacts between the parties on matters relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion. In addition to any conversion of the data and systems files as part of the Conversion, the parties shall reasonably cooperate in exchanging and providing the information requested and performing such tasks as may be necessary to complete the Conversion, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the parties. The Company shall, commencing as of the date of this Agreement, provide Parent and Parent Bank Sub with reasonable access to the Company Bank Sub’s offices, systems and facilities and all relevant information and personnel at such times and places as Parent Bank Sub shall reasonably request (in connection therewith, the parties shall cooperate towards causing the least possible disruption to the Company’s and Company Bank Sub’s employees, customers and operations), allow Parent Bank Sub to implement such changes as shall be reasonably necessary to effect the Conversion at the Effective Time, or at such other time following the Effective Time as Company and Parent may mutually determine. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and Company shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.14Title Surveys.
(a)The Company shall order, at the Company’s sole cost and expense (which cost and expense shall be considered Transaction Expenses for purposes of this Agreement), within ten (10) business days after the date of this Agreement, with respect to all Owned Real Property (including real property designated as “other real estate owned” by the Company Bank Sub (“OREO”)), (1) an ALTA survey made in accordance with the 2016 minimum standard detail requirements for ALTA/NSPS surveys (each a “Survey”), certified to Parent, Parent Bank Sub and Chicago Title Insurance Company (the “Title Company”), (2) a commitment for issuance of an ALTA 2006 Owner’s Policy of Title Insurance (each a “Title Commitment”) dated subsequent to the date of this Agreement but prior to the Closing Date issued by the Title Company in an amount equal to the greater of the value of such real property as shown on the Company’s or its Subsidiaries’ books and records or the fair market value of such real property and (3) copies of all documents referenced in the Title Commitment exceptions. The Company shall use commercially reasonable efforts to cause (x) the delivery to Parent of a Survey and (y) the Title Company to deliver to Parent a Title Commitment and copies of all documents referenced in the Title Commitment exceptions for each real property owned by the Company or any of its Subsidiaries (other than OREO) as soon as reasonably practicable following the date of this Agreement.
(b)For each real property owned by the Company or any of its Subsidiaries, Parent will have a period of ten (10) business days from Parent’s receipt of the last of the Survey, the Title Commitment and all documents referenced in the Title Commitment exceptions with respect to such real property (“Title Review Period”) in which to review such documents and provide the Company with written notice (“Title Notice”) of any condition disclosed in such Survey or Title Commitment that is not reasonably approved by Parent; provided, however, Parent shall be deemed to approve any condition that is a Permitted Lien.

(c)If a Title Notice is timely given by Parent, the Company shall use its commercially reasonable efforts to promptly (but in any event within twenty-five (25) days of the date of the Title Notice) cure or remove, to Parent’s reasonable satisfaction, each condition set forth on the Title Notice without the payment of any funds. In the event the Company is unable to cure or remove, to Parent’s reasonable satisfaction, all conditions listed on all Title Notices without the payment of any funds (“Title Defect Conditions”), Parent and the Company shall reasonably agree prior to the Closing upon the amount (i) necessary to cure or remove, to Parent’s reasonable satisfaction, all Title Defect Conditions that are capable of cure or removal and (ii) of the diminution of fair market value resulting from Title Defect Conditions that are not capable of cure or removal (collectively, the “Title Defect Amount”).
(d)The Company shall cause the Title Company to update each Title Commitment as of the business day immediately prior to the Closing Date. In the event that the updated Title Commitment discloses any defect not included in the original Title Commitment, the procedure set forth in clauses (b) and (c) above shall apply and a new Title Review Period shall begin.
(e)The Company shall cause the Title Company to deliver title insurance policies to match the Title Commitments on or prior to the Closing Date as requested by Parent.
(f)Notwithstanding anything in this Section 6.14 to the contrary, the Company shall keep Parent apprised of all activities and actions contemplated by this Section 6.14, and the Company and Parent shall cooperate fully with one another with respect to the matters required by this Section 6.14.
(g)Notwithstanding anything to the contrary in this Agreement, all matters that have been Previously Disclosed to Parent shall be disregarded for purposes of, and shall not constitute any type of exception to, this Section 6.14 and shall have no effect on the determination of any Title Defect Condition, Title Defect Amount or the Real Property Adjustment Amount.
6.15Environmental Assessments.
(a)The Company hereby agrees to obtain within fifty (50) business days after the date of this Agreement, a Phase I Environmental Site Assessment (“Phase I”) of any Owned Real Property, including any OREO property, at the Company’s cost and expense (which cost and expense shall be considered Transaction Expenses for purposes of this Agreement), conducted by a Previously Disclosed environmental consultant (“Environmental Consultant”). The Company and Parent shall reasonably agree on the terms of engagement of the Environmental Consultant. The Company shall provide Parent, within five (5) business days after receipt of same by the Company, copies of final drafts of any such Phase I.
(b)In the event any Phase I (including a Previously Disclosed Phase I that the Company or one of its Subsidiaries caused to be performed within three (3) years prior to the date hereof) discloses any Recognized Environmental Condition (as defined by ASTM E1527-13) that in the reasonable belief of Parent would result in material liability to the Company, Parent or any of their Subsidiaries and warrants further review or investigation, Parent shall reasonably promptly give notice of the same to the Company no later than five (5) business days following Parent’s receipt of the relevant Phase I. The Company may then, in its reasonable discretion, within an additional twenty (20) day period retain the Environmental Consultant to conduct a Phase II Environmental Site Assessment (“Phase II”) of the relevant property or facility; provided, however, that such Phase II shall be completed no later than forty-five (45) days following Parent’s receipt of the relevant Phase I; and provided further, that with respect to any Leased Real Property, Company will use commercially reasonable efforts to obtain the relevant property owner’s consent for such Phase II but Parent acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II shall be mutually determined by Parent and the Company in their reasonable discretion after consultation with the other party and all reasonable costs and expenses associated with such Phase II testing and report shall be borne by the Company and shall be considered Transaction Expenses for purposes of this Agreement. The Company shall provide copies of the draft and final Phase I reports and Phase II reports, if any, to Parent promptly following the receipt of any such report by the Company.
(c)In the event any Phase II assessment confirms the presence of any environmental contamination, including, without limitation, a release from an abandoned underground storage tank or the presence of other Hazardous Materials, in each case in concentrations above applicable standards under applicable Environmental Laws, or if the Company chooses to forego any Phase II as reasonably requested by Parent pursuant to Section 6.15(b), Parent may elect to require the Company to obtain within thirty (30) days after Parent’s receipt of the relevant Phase I or Phase II assessment and prior to the Closing Date at the Company’s sole cost and expense (which cost and expense shall be considered Transaction Expenses for purposes of this Agreement), from the Environmental Consultant or another nationally-recognized contractor (mutually acceptable to the parties), as appropriate, a good faith estimate of the minimum cost and expense necessary to further investigate, remediate, cleanup, abate, restore and otherwise address such Recognized Environmental Condition or environmental contamination to the extent required by and in accordance with Environmental Laws and, to the extent required, to the satisfaction of any relevant Governmental Authority, assuming the continued commercial or industrial use of the relevant property and employing risk-based remedial standards and institutional controls where applicable (a “Remediation Estimate”). The Company shall, at Parent’s request, cause all Remediation Estimates to be updated, as needed, through the Closing Date.
(d)In the event that the sum of the Title Defect Amount and all Remediation Estimates (to the extent such Title Defect Amounts or Remediation Estimates will or are reasonably expected to be incurred by the Company, Parent or any of their Subsidiaries and taking into account any Tax credits, deductions or benefits or insurance coverage, in each case, that the parties agree is reasonably likely to be available to Company, Parent or any of their Subsidiaries in connection with the incurrence of such costs) in the aggregate exceeds $2,000,000 (such excess being the “Real Property Adjustment

Amount”), the Per Common Share Consideration shall be reduced prior to the Closing by an amount equal to the result of: (1) the lesser of (x) the amount of the Real Property Adjustment Amount and (y) $8,000,000, divided by (2) the Fully Diluted Number, divided by (3) the per share volume weighted average price of the Parent Common Stock on NASDAQ from 9:30 a.m. to 4:00 p.m., Eastern Time, on the fifteen (15) trading days immediately preceding the Closing Date as found on Bloomberg page FMBIVWAP (or its equivalent successor page if such page is not available). If the Real Property Adjustment Amount is greater than $8,000,000, Parent may, in its sole discretion, terminate the Agreement pursuant to Section 8.1(h) of this Agreement.
(e)The Company (i) hereby grants, and agrees to cause the Company Bank Sub to grant, to both Parent and the Environmental Consultant a non-exclusive license to access the Real Property during regular business hours for the purpose of conducting the Phase I and any Phase II assessments as set forth above and upon advance notice from Parent; and (ii) shall reasonably cooperate in connection with the performance of any such assessments.
(f)Notwithstanding anything in this Section 6.15 to the contrary, the Company shall keep Parent reasonably apprised of all activities and actions contemplated by this Section 6.15, and the Company and Parent shall cooperate fully with one another with respect to the matters required by this Section 6.15.
(g)Notwithstanding anything to the contrary in this Agreement, all matters that have been Previously Disclosed to Parent shall be disregarded for purposes of, and shall not constitute any type of exception to, this Section 6.15 and shall have no effect on the determination of any Remediation Estimate or the Real Property Adjustment Amount.
6.16Stockholder Litigation. Each of Parent and the Company shall promptly notify each other in writing of any action, claim, proceeding, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any litigation against the Company and or its directors or Affiliates relating to the transactions contemplated by this Agreement, and the Company shall not agree to any such settlement without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
6.17Investment Agreements.  Conditioned upon the Closing of the Merger and the occurrence of the Effective Time, and effective as of the Effective Time, to the extent not waived, Parent hereby assumes the due and punctual performance and observance of each and every covenant and condition of each of the Investment Agreements to be performed by the Company following the Effective Time.

6.18Additional Agreements.  In case at any time after the Effective Time any further action that is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Parent or the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Parent Merger, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such reasonably necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.
6.19Restructuring Efforts. If either the Company or Parent shall have failed to obtain the requisite vote of its shareholders to approve the Company Shareholder Matters or the Parent Common Stock Issuance, respectively, at a duly convened Company Meeting or Parent Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (1) alter or change any material term of this Agreement, including the amount or kind of the Per Common Share Consideration, in a manner adverse to such party or its shareholders, (2) adversely affect the Tax treatment, including the Intended Tax Treatment, of the Merger and the Parent Merger to the Company’s shareholders or (3) forego any of its other rights under this Agreement) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.19) to its shareholders for approval or adoption.
ARTICLE 7
Conditions to the Merger
7.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by each party before the Effective Time of each of the following conditions:
(a)Stockholder Approvals. (1) The Company Shareholder Matters shall have been duly approved by the requisite votes of the holders of the Company Common Stock, and (2) the Parent Common Stock Issuance shall have been duly approved by the requisite vote of the holders of the Parent Common Stock.
(b)Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a Burdensome Condition on Parent.
(c)Exchange Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.
(d)Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the

Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
(e)No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger, the Bank Merger or any other transaction contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger, the Bank Merger or any other transaction contemplated hereby.
7.2Conditions to the Obligation of the Company. The Company’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by the Company before the Effective Time of each of the following conditions:
(a)Representations and Warranties of Parent. The representations and warranties of the Parent set forth in Sections 5.3(a), 5.3(b), 5.3(e) and the first sentence of 5.3(j) shall be true and correct (in each case after giving effect to the lead in to Section 5.3) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (other than such failures to be true and correct as are de minimis). All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case after giving effect to the lead in to Section 5.3) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, no such representations or warranties (other than such failures to be true and correct as are de minimis), shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any such representations or warranty of Company, has had or would result in a Material Adverse Effect on Parent. The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent affirming the accuracy of the foregoing.
(b)Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and the Company shall have received a certificate, dated the Closing Date and signed on behalf of Parent by the Chief Executive Officer and Chief Financial Officer of Parent to that effect.

(c)Tax Opinion of the Company’s Counsel. The Company shall have received an opinion of Kirkland & Ellis LLP, dated the Closing Date, reasonably acceptable to Parent and its counsel and based on facts, representations and assumptions described in such opinion, to the effect that the Merger and the Parent Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Kirkland & Ellis LLP will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company, reasonably satisfactory in form and substance to Kirkland & Ellis LLP.
7.3Conditions to the Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the fulfillment, or written waiver by Parent before the Effective Time of each of the following conditions:
(a)Representations and Warranties of the Company. The representations and warranties of the Company set forth in Sections 5.2(a), 5.2(b)(1) and (4), 5.2(c)(1) shall be true and correct (in each case after giving effect to the lead in to Section 5.2) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date (other than such failures to be true and correct as are de minimis). The representations and warranties of the Company set forth in Sections 5.2(b)(3), 5.2(e), 5.2(f), 5.2(g)(1) and (2), 5.2(i), 5.2(t)(1) and (9) and the last sentence of 5.2(z)(1) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects (in each case after giving effect to the lead in to Section 5.2) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, but, in each case after giving effect to the lead in to Section 5.2) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided that for purposes of this sentence, no such representations or warranties (other than such failures to be true and correct as are de minimis), shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any such representations or warranty of Company, has had or would result in a Material Adverse Effect on Company and its Subsidiaries, taken as a whole. Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company affirming the accuracy of the foregoing.
(b)Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or before the Effective Time, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(c)Tax Opinion of Parent’s Counsel. Parent shall have received an opinion of Sullivan & Cromwell LLP, dated the Closing Date, reasonably acceptable to the Company and its counsel, and based on facts, representations and assumptions described in such opinion, to the effect that the Merger and the Parent Merger will qualify for the Intended Tax Treatment. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon certificates and representations of officers of Parent and the Company, reasonably satisfactory in form and substance to Sullivan & Cromwell LLP.
(d)Dissenting Common Shares. The number of Dissenting Common Shares shall not exceed ten percent (10%) of the outstanding shares of Company Common Stock, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.
(e)Third-Party Consents. The Company shall have obtained all the Required Third-Party Consents set forth on Schedule 7.3(e), and such consents and approvals shall be in full force and effect, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.
(f)Minimum Tangible Common Equity. The Closing Tangible Common Equity of the Company shall be greater than or equal to the Minimum Tangible Common Equity.
(g)Minimum Loans. The Company’s consolidated total loans excluding loans for sale of the Company and its Subsidiaries as of the end of the month immediately preceding the Closing Date shall be no less than $1,600,000,000.
(h)FIRPTA Certificate. Parent shall have received from the Company a certificate stating that the Company and each of its Subsidiaries are not and have not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h); provided that Parent’s only remedy for the failure to provide any such certificate will be to withhold from the payments to be made to the Exchange Agent pursuant to this Agreement any required withholding tax under Section 1445 of the Code, and the failure to provide such certificate will not be deemed to be a failure of the condition set forth in this Section 7.3(h) to have been met.
(i)Company Bank Sub Stock Certificate. The Company shall have delivered to Parent the certificate or certificates representing the shares of common stock of Company Bank Sub held by the Company.

ARTICLE 8
Termination
8.1Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned, at any time before the Effective Time, by the Company or Parent, whether prior to or after approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock and/or the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock, as follows:
(a)Mutual Agreement. With the mutual written agreement of the other party.
(b)Breach. If there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein or (2) a breach by the other party of any covenant or agreement contained herein; provided that such breach has not been cured within the earlier of the Outside Date and fifteen (15) days following written notice thereof and that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article 7.
(c)Denial of Stockholder Approval. (1) If the Company Shareholder Matters are not approved by the requisite votes of the holders of the Company Common Stock at the Company Meeting and (2) in the case of the Company only, it will have the right to terminate this Agreement if the Parent Common Stock Issuance is not approved by the requisite votes of the holders of Parent Common Stock at the Parent Meeting.
(d)Denial or Withdrawal of Application for Regulatory Approval. (1) If the approval of any Governmental Authority required for consummation of the Merger, the Bank Merger or the other transactions contemplated hereby is denied by final, non-appealable action of such Governmental Authority or (2) any application, filing or notice necessary in connection with a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Governmental Authority and such Governmental Authority would not accept the re-filing of such application; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the foregoing.
(e)Outside Date. If the Effective Time has not occurred by the close of business on the twelve (12) month anniversary of the date hereof (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.
(f)Adverse Action. In the case of Parent only, it will have the right to terminate this Agreement if (1) the Company Board (A) submits this Agreement, the Merger and the other transactions contemplated hereby (including the other Company

Shareholder Matters) to its shareholders without a recommendation for approval or with material and adverse conditions on such approval (or fails to reconfirm its recommendation after request to do so by Parent), or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (B) recommends to its shareholders an Acquisition Proposal other than the Merger or (C) negotiates or authorizes the conduct of negotiations with a third party regarding an Acquisition Proposal other than the Merger and ten (10) business days elapse without such negotiations being discontinued (it being understood and agreed that “negotiate” will not be deemed to include requesting and receiving information from, or discussing such information with, a person that submits an Acquisition Proposal for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the Company Board will in fact engage in or authorize negotiations) or (2) there is a material breach of Section 6.7.
(g)Dissenting Common Shares. In the case of Parent only, it will have the right to terminate this Agreement if the number of Dissenting Common Shares exceeds ten percent (10%) of the outstanding shares of Company Common Stock.
(h)Real Property Adjustment Amount. In the case of Parent only, it will have the right to terminate this Agreement at any time after the Real Property Adjustment Amount exceeds $8,000,000.
(i)Tangible Common Equity. In the case of Parent only, it will have the right to terminate this Agreement in the event that at such time as all conditions set forth in Article 7, other than the condition set forth in Section 7.3(f), are satisfied or waived or, with respect to conditions that by their nature are to be satisfied at Closing, capable of being satisfied or waived, Parent reasonably believes that the condition set forth in Section 7.3(f) would not be capable of being satisfied prior to the Outside Date; provided that Parent shall provide the Company with fifteen (15) days’ written notice of its intention to termination this Agreement pursuant to this Section 8.1(i).
8.2Effect of Termination and Abandonment.
(a)Except as otherwise provided herein, a termination of this Agreement pursuant to the terms hereof shall be effective immediately upon delivery of written notice by the terminating party to the other parties hereto. If this Agreement is terminated and the Merger and the transactions contemplated hereby are abandoned, no party will have any liability or further obligation under this Agreement, except that the first sentence of Section 5.2(i), Section 5.3(h), Section 6.9(b), this Section 8.2, Section 8.3 and Article 9, as well as any relevant definitions, will survive termination of this Agreement and remain in full force and effect and except that termination will not relieve a party from liability for any willful breach by it of this Agreement.
8.3Fee.

(a)In the event that, after the date hereof and on or before a Fee Termination Date (as defined below), both (1) any of (A) the Company Board submits this Agreement, the Merger and the other transactions contemplated hereby to its shareholders without a recommendation for approval or with material and adverse conditions on such approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 5.2(e), (B) the Company, without having received Parent’s prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person (the term “person” for purposes of this definition having the meaning assigned in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) other than Parent or any of its Subsidiaries, (C) the Company authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Parent or any of its Subsidiaries, (D) the Company Board recommends to its shareholders an Acquisition Transaction other than the Merger, (E) the Company fails to convene a shareholder meeting to approve this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 6.2, (F) the Company breaches Section 6.7 of this Agreement, (G) any Principal Shareholder has breached, and remains in breach, of its obligations under Section 2 or Section 3(a) of the Common Voting Agreement entered into by such Principal Shareholder, after being provided with notice of such breach and a thirty (30) day period in which to cure such breach or (H) the Company terminates this Agreement pursuant to Section 8.1(c)(1) and (2) this Agreement is terminated (the occurrence of any of clauses (1)(A) through (H) and such termination shall be a “Fee Triggering Event”), then the Company will pay to Parent a cash termination fee (the “Fee”) of $15,000,000 plus all reasonable and documented out-of-pocket expenses incurred by Parent in connection with the transactions contemplated hereby and in connection with enforcing the payment of the Fee; provided that for purposes of this Section 8.3(a), all references to “more than twenty-five percent (25%)” in the definition of Acquisition Transaction shall be deemed to be references to “fifty percent (50%) or more”. The Fee will be payable, without setoff, by wire transfer in immediately available funds not later than three (3) business days following the first occurrence of a Fee Triggering Event to an account specified by Parent for such purpose.
(b)For purposes of this Section 8.3, “Fee Termination Date” means one (1) day after the day on which the termination of this Agreement is effective; provided, however, if this Agreement is terminated by Parent pursuant to Section 8.1(b), 8.1(c) or Section 8.1(f), then, solely with respect to Section 8.3(a)(1)(B), (C) and (D), the Fee Termination Date means the twelve (12) month anniversary of the termination of this Agreement.
(c)If the Fee has not been received by Parent within three (3) business days following the first occurrence of a Fee Triggering Event interest shall accrue on the Fee commencing on the forty-fifth (45th) day following the first occurrence of a Fee Triggering Event, at an annual rate equal to the prime rate, as published in the Wall Street Journal on the date that the Fee was first required to be paid to Parent. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement.

(d)Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by the Company under Section 8.3(a) shall be equal to the Fee.
(e)Notwithstanding the foregoing, Parent may, at its written election within forty-five (45) days following the first occurrence of a Fee Triggering Event, forego the Fee and pursue any and all rights it may have with respect to this Agreement, provided that if Parent does not so elect, the payment of the Fee by the Company shall constitute liquidated damages and not a penalty, and shall be the sole remedy of Parent in the event of a termination of this Agreement.

ARTICLE 9
Miscellaneous
9.1Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article 2, Article 3, Section 6.9(c), Section 6.11 and this Article 9).
9.2Expenses. Except as otherwise provided herein, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Parent and Company will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing the Registration Statement and the Joint Proxy Statement for the approval of the Company Shareholder Matters and the Parent Common Stock Issuance and (b) all listing, filing or registration fees, including fees paid for filing the Registration Statement with the SEC and any other fees paid for filings with Governmental Authorities.
9.3Notices. All notices, requests and other communications given or made under this Agreement must be in writing (which shall include facsimile communication and electronic mail) and will be deemed given when personally delivered, facsimile transmitted (with confirmation), sent by electronic mail, mailed by registered or certified mail (return receipt requested) or sent by overnight courier to the persons and addresses set forth below or such other place as such party may specify by written notice to the other parties hereto.
If to the Company, to:
Standard Bancshares, Inc.
7800 West 95th Street
Hickory Hills, Illinois 60457
Attention: Lawrence P. Kelley, President and Chief Executive Officer
Facsimile: (708) 598-1796
E-mail: lawrence.kelley@standardbanks.com

with a copy to:
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: Edwin del Hierro, Esq.
Facsimile: (312) 862-2200
E-mail: ed.delhierro@kirkland.com
If to Parent or Merger Sub, to:
First Midwest Bancorp, Inc.
One Pierce Place, Suite 1500
Itasca, Illinois 60143
Attention: Nicholas J. Chulos, Executive Vice President
Facsimile: (630) 647-7038
E-mail: nick.chulos@firstmidwest.com
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Mark J. Menting, Esq.
Facsimile: (212) 291-9099
E-mail: mentingm@sullcrom.com
9.4Waiver; Amendment.
(a)Any term, provision or condition of this Agreement may be waived in writing at any time by the party which is entitled to the benefits hereof; provided, however, after the approval of the Company Shareholder Matters by the requisite votes of the holders the Company Common Stock or after the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock, no waiver of any term, provision or condition hereof shall be made which by law requires further approval of the shareholders of the Company unless such further approval is obtained. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, agreement, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, agreement, covenant, representation or warranty of this Agreement.

(b)This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Subject to the foregoing, this Agreement may be amended by the parties hereto by action taken by the board of directors of Parent and the board of directors of the Company at any time before or after the approval of the Company Shareholder Matters by the requisite votes of the holders of the Company Common Stock or the approval of the Parent Common Stock Issuance by the requisite vote of the holders of Parent Common Stock; provided, however, no amendment shall be made after the receipt of such approval which by law requires further approval of the shareholders of the Company unless such further approval is obtained; provided, further, Parent and the Company may without approval of their respective boards of directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof, as may be required to effect or facilitate any Requisite Regulatory Approvals or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.
9.5Alternative Structure. Notwithstanding anything to the contrary in this Agreement, before the Effective Time, Parent, subject to the approval of the Board of Directors of the Company, may revise the structure of the Merger or otherwise revise the method of effecting the Merger and the transactions contemplated hereby, provided that (a) such revision does not alter or change the kind, amount or economic value of consideration to be delivered to shareholders of the Company, (b) such revision does not adversely affect the tax consequences to the shareholders of the Company, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause, and could not reasonably be expected to cause, any of the conditions set forth in Article 7 not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in accordance with the terms hereof or thereof in order to reflect any such revised structure or method.
9.6Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.
9.7Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND
AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH PARTY HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.
9.8Entire Understanding; No Third Party Beneficiaries. This Agreement, the other agreements and documents contemplated hereby and the Confidentiality Agreement represent the entire understanding of the parties hereto regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than the Company and Parent. For the avoidance of doubt, notwithstanding anything in the Confidentiality Agreement to the contrary, the parties hereto hereby agree that the execution and delivery of this Agreement does not result in the termination of the Confidentiality Agreement, which remains in full force and effect in accordance with the terms thereof.
9.9Counterparts. This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
9.10Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transaction contemplated hereby is not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.
9.11Subsidiary and Affiliate Action. Wherever a party has an obligation under this Agreement to “cause” a Subsidiary or Affiliate of such party or any such Subsidiary’s or Affiliate’s officers, directors, management or employees to take, or refrain from taking, any action, or such action that may be necessary to accomplish the purposes of this Agreement, such obligation of such party shall be deemed to include an undertaking on the part of such party to cause such Subsidiary or Affiliate to take such necessary action. Wherever this Agreement provides that a Subsidiary or Affiliate of a party has an obligation to act or refrain from taking any action, such party shall be deemed to have an obligation under this Agreement to cause such Subsidiary or Affiliate, or any such Subsidiary’s or Affiliate’s officers, directors, management or employees, to take, or refrain from taking, any action, or such action as may be necessary to accomplish the purposes of this Agreement. To the extent necessary or appropriate to give meaning or effect to the provisions of this Agreement or to accomplish the purposes of this Agreement, Parent and the Company, as the case may be, shall be deemed to have an obligation under this Agreement to cause any Subsidiary thereof to take, or refrain from taking, any action, and to cause such Subsidiary’s officers, directors, management or employees, to take, or refrain from taking, any action otherwise contemplated herein. Any failure by an Affiliate of Parent or the Company to act or refrain from taking any action contemplated by this Agreement shall be deemed to be a breach of this Agreement by Parent or the Company, respectively.
9.12Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
9.13Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto and any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
* * *

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

STANDARD BANCSHARES, INC.

By:	/s/ LAWRENCE P. KELLEY
Name:	Lawrence P. Kelley
Title:	President and Chief Executive Officer

FIRST MIDWEST BANCORP, INC.

By:	/s/ MICHAEL L. SCUDDER
Name:	Michael L. Scudder
Title:	President and Chief Executive Officer

BENJAMIN ACQUISITION CORPORATION

By:	/s/ MICHAEL L. SCUDDER
Name:	Michael L. Scudder
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex 1
FORM OF PARENT MERGER AGREEMENT
AGREEMENT AND PLAN OF MERGER OF
STANDARD BANCSHARES, INC.
WITH AND INTO
FIRST MIDWEST BANCORP, INC.

This Agreement and Plan of Merger (this “Agreement”) dated as of June 28, 2016, adopted and made by and between First Midwest Bancorp, Inc. (“Parent”), a Delaware corporation, and Standard Bancshares, Inc. (“Company”), an Illinois corporation.
WITNESSETH:
WHEREAS, Benjamin Acquisition Corporation is an Illinois corporation (“Merger Sub”), all of the issued and outstanding shares of which are owned as of the date hereof directly by Parent;
WHEREAS, Parent, the Company and Merger Sub have entered into an Agreement and Plan of Merger, dated as of June 28, 2016 (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into the Company, with the Company being the surviving company (the “Merger”);
WHEREAS, the Merger Agreement contemplates that, immediately after the Merger, the Company will merge with and into Parent, with Parent being the surviving corporation (the “Parent Merger”); and
WHEREAS, the respective Boards of Directors of the Company and Parent have determined that the Parent Merger, under and pursuant to the terms and conditions herein set forth or referred to, is consistent with, and will further, the strategies and goals of the Company and Parent, respectively, and the Boards of Directors of the Company and Parent have authorized and approved the execution and delivery of this Agreement by their respective officers.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE 1
MERGER
Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), immediately following the Merger, the Company shall be merged with and into Parent pursuant to the provisions of, and with the effect provided in, the General Corporation Law of the State of Delaware (the “DGCL”) and the Business Corporation Act of the State of Illinois (the “IBCA”). On the Effective Date, the separate existence of the Company shall cease, and Parent, as the surviving corporation (the “Surviving Corporation”), shall continue unaffected and unimpaired by the Parent Merger, and shall be liable for all the liabilities of the Company existing as of the Effective Date. Notwithstanding anything herein to the contrary, the Parent Merger shall not occur until the Merger occurs.
ARTICLE 2
ARTICLES OF INCORPORATION AND BY-LAWS
The Amended and Restated Certificate of Incorporation and the Restated By‑Laws of Parent in effect immediately prior to the Effective Date shall be the Amended and Restated Certificate of Incorporation and the Restated By‑Laws of the Surviving Corporation, in each case until amended in accordance with applicable law.
ARTICLE 3
BOARD OF DIRECTORS AND OFFICERS
On the Effective Date, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of Parent immediately prior to the Effective Date, and the officers of the Surviving Corporation shall consist of those persons serving as officers of Parent immediately prior to the Effective Date.
ARTICLE 4
CAPITAL
The shares of capital stock of Parent issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding and unaffected by the Parent Merger.
The shares of capital stock of the Company held by Parent immediately after the Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Parent Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.
ARTICLE 5
EFFECTIVE DATE OF THE PARENT MERGER
The Parent Merger shall be effective at the time and date set forth in the certificate of merger and articles of merger filed in connection with the Parent Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of Illinois in accordance with the provisions of, and with the effect provided in, the DGCL and the IBCA, respectively, such date and time to immediately follow the Merger (such date and time being herein referred to as the “Effective Date”).

ARTICLE 6
FURTHER ASSURANCES
If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of the Company, or otherwise carry out the provisions hereof, the proper officers and directors of the Company, as of the Effective Date, and thereafter the officers of the Surviving Corporation acting on behalf of the Company shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof. The Parent Merger shall be subject to the approval of the sole shareholder of the Company, which may be obtained by written consent.
ARTICLE 7
TERMINATION
Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by the mutual consent of the parties hereto and shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated.
ARTICLE 8
AMENDMENTS
Before the Effective Time, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.
ARTICLE 9
GOVERNING LAW
This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within that State.
ARTICLE 10
COUNTERPARTS
This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

FIRST MIDWEST BANCORP, INC.
By:
Name:
Title:

STANDARD BANCSHARES, INC.
By:
Name:
Title:

[SIGNATURE PAGE TO PARENT MERGER AGREEMENT]

Annex 2
FORM OF BANK MERGER AGREEMENT
AGREEMENT AND PLAN OF MERGER OF
STANDARD BANK AND TRUST COMPANY
WITH AND INTO
FIRST MIDWEST BANK
This Agreement and Plan of Merger (this “Agreement”) dated as of June 28, 2016, adopted and made by and between Standard Bank and Trust Company (“Company Bank Sub”), an Illinois state-chartered bank having its main office at 7800 West 95th Street, Hickory Hills, Illinois 60457, and First Midwest Bank (“Parent Bank Sub”), an Illinois state-chartered bank having its main office at One Pierce Place, Suite 1500, Itasca, Illinois 60143.
WITNESSETH:
WHEREAS, Company Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock of which consists of 314,040 shares of common stock, with a par value of $10.00 each, and all the issued and outstanding shares of which are owned as of the date hereof directly by Standard Bancshares, Inc., an Illinois corporation (the “Company”);
WHEREAS, Parent Bank Sub is an Illinois state-chartered bank organized and existing under the laws of the State of Illinois, the authorized capital stock of which consists of 4,000,000 shares of common stock, with a par value of $10 each, and all the issued and outstanding shares of which are owned as of the date hereof by First Midwest Bancorp, Inc., a Delaware corporation (“Parent”);
WHEREAS, the Company and Parent have entered into an Agreement and Plan of Merger dated as of an even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”). Immediately after the Merger, the Company will be merged with and into Parent, with Parent as the surviving entity (the “Parent Merger”);
WHEREAS, the Merger Agreement contemplates that, following the Parent Merger, at a time determined by Parent, Company Bank Sub will merge with and into Parent Bank Sub, with Parent Bank Sub as the surviving entity;
WHEREAS, the parties have previously reviewed financial statements which set forth the Tier 1 Capital of Parent Bank Sub and Company Bank Sub as of March 31, 2016 and the projected assets, liabilities, income and Tier 1 Capital of the Surviving Bank following the Effective Date (as defined hereinafter), a copy of which is attached to this Agreement as Annex 1; and
WHEREAS, the respective Boards of Directors of Company Bank Sub and Parent Bank Sub deem the merger of Company Bank Sub with and into Parent Bank Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective banks, and the Boards of Directors of Company Bank Sub and Parent

Bank Sub have authorized and approved the execution and delivery of this Agreement by their respective officers.
NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:
ARTICLE I
BANK MERGER
Subject to the terms and conditions of this Agreement, on the Effective Date (as hereinafter defined), at the time designated by Parent Bank Sub following effectiveness of the Parent Merger, Company Bank Sub shall be merged with and into Parent Bank Sub pursuant to the provisions of, and with the effect provided in, 205 ILCS 5/24 (the “Banking Act”) (said transaction being hereinafter referred to as the “Bank Merger”). On the Effective Date, the separate existence of Company Bank Sub shall cease, and Parent Bank Sub, as the surviving entity, shall continue unaffected and unimpaired by the Bank Merger, and shall be liable for all the liabilities of Company Bank Sub existing at the Effective Date (Parent Bank Sub being hereinafter sometimes referred to as the “Surviving Bank”). The business of the Surviving Bank shall be that of an Illinois state-chartered bank and shall be conducted at its main office and its legally established branches.
ARTICLE II
CHARTER AND BY-LAWS
The Charter and By-Laws of Parent Bank Sub in effect immediately prior to the Effective Date shall be the Charter and By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.
ARTICLE III
BOARD OF DIRECTORS
On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Parent Bank Sub immediately prior to the Effective Date.
ARTICLE IV
CAPITAL
The shares of capital stock of Parent Bank Sub issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.
The shares of capital stock of Company Bank Sub held by Parent immediately after the Parent Merger and immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger, and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

ARTICLE V
EFFECTIVE DATE OF THE BANK MERGER
The Bank Merger shall be effective at the time and on the date specified in the certificate of merger issued by the Secretary of the Illinois Department of Financial and Professional Regulation (the “Secretary”) with respect thereto or, at such later time as agreed to by the parties to this Agreement (such date and time being herein referred to as the “Effective Date”). Notwithstanding the foregoing, the consummation and effectiveness of the Merger and the Parent Merger shall be a condition precedent to the effectiveness of the Bank Merger.
ARTICLE VI
MAIN OFFICE
The main office of the Surviving Bank shall be One Pierce Place, Suite 1500, Itasca, Illinois 60143.
ARTICLE VII
APPROVALS AND FEES
This Agreement is subject to approval by the Secretary. Regardless of whether approval by the Secretary is granted, Parent Bank Sub and Company Bank Sub agree to pay the Secretary’s expenses of examination. This Agreement is also subject to approval by the sole shareholder of each of Parent Bank Sub and Company Bank Sub and in accordance with such requirement, this Agreement has been unanimously ratified and confirmed by the sole shareholder of each of Company Bank Sub and Parent Bank Sub in accordance with 205 ILCS 5/23.
ARTICLE VIII
FURTHER ASSURANCES
If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Company Bank Sub, or otherwise carry out the provisions hereof, the proper officers and directors of Company Bank Sub, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Company Bank Sub shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.
ARTICLE IX
TERMINATION
Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated by the mutual consent of the parties hereto and shall terminate automatically with no further action by either party in the event that the Merger Agreement is terminated in accordance with the provisions thereof prior to the effectiveness of the Merger.

ARTICLE X
DISSENTING SHAREHOLDERS
Pursuant to the unanimous ratification and confirmation of this Agreement by the sole shareholder of each of Company Bank Sub and Parent Bank Sub, the rights of dissenting shareholders provided by the banking laws of the United States and the State of Illinois, including 205 ILCS 5/29, shall not apply.
ARTICLE XI
AMENDMENTS
Before the Effective Date, any provision of this Agreement may be amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law.
ARTICLE XII
GOVERNING LAW
This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within that State.
ARTICLE XIII
COUNTERPARTS
This Agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

ATTEST:	STANDARD BANK AND TRUST COMPANY

Name:	Name:
Title:	Title:

ATTEST:	FIRST MIDWEST BANK

Name:	Name:
Title:	Title:

[SIGNATURE PAGE TO BANK MERGER AGREEMENT]